EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 31, 2017, by and among INVITAE CORPORATION, a Delaware corporation (“Invitae”), CORONADO MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and COMBIMATRIX CORPORATION, a Delaware corporation (“CombiMatrix”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.         Invitae and CombiMatrix intend to effect a merger of Merger Sub into CombiMatrix (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and CombiMatrix will become a wholly-owned subsidiary of Invitae.

B.         The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Merger, together with the Warrant Exchange Offer, to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C.         The Invitae Board of Directors has approved this Agreement, the Merger, the issuance of shares of Invitae Common Stock to the stockholders of CombiMatrix pursuant to the terms of this Agreement and the other actions contemplated by this Agreement, including the Warrant Exchange Offer (consummation of which, with at least the Minimum Warrant Exchange Participation, is one of the conditions to the obligations of Invitae and Merger Sub to proceed with the Merger as set forth herein).

D.         The Merger Sub Board of Directors has determined that the Merger is in the best interests of Merger Sub and its sole stockholder and has approved this Agreement, the Merger, and the other actions contemplated by this Agreement.

E.         The CombiMatrix Board of Directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, CombiMatrix and its stockholders, (ii) has deemed advisable and approved this Agreement, the Merger and the other actions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of CombiMatrix vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement (the “Merger Proposal”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1.	DESCRIPTION OF TRANSACTION

1.1         Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into CombiMatrix, and the separate existence of Merger Sub shall cease. CombiMatrix will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, CombiMatrix will become a wholly-owned subsidiary of Invitae.

1.3          Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California, as promptly as practicable (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Invitae and CombiMatrix may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Invitae and CombiMatrix (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Invitae and CombiMatrix (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4         Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)      the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, (i) except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation and (ii) until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b)      the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, (i) except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation and (ii) until thereafter amended as provided by the DGCL and such Bylaws; and

(c)      the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officer of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

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1.5        Conversion of CombiMatrix Common Stock, CombiMatrix RSUs, CombiMatrix Options and CombiMatrix Series F Preferred Stock; Issuance of Warrants.

(a)         At the Effective Time, by virtue of the Merger and without any further action on the part of Invitae, Merger Sub, CombiMatrix or any stockholder of CombiMatrix:

(i)         any shares of CombiMatrix Common Stock or CombiMatrix Preferred Stock held as treasury stock or held or owned by CombiMatrix, Merger Sub or any Subsidiary of CombiMatrix immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)         subject to Section 1.5(c):

(1)         each share of CombiMatrix Series F Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be converted solely into the right to receive a number of shares of Invitae Common Stock equal to the product of (A) the Exchange Ratio multiplied by (B) the number of shares of CombiMatrix Common Stock underlying a share of outstanding CombiMatrix Series F Preferred Stock on the date immediately prior to the Effective Time;

(2)         each share of CombiMatrix Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be converted solely into the right to receive a number of shares of Invitae Common Stock equal to the Exchange Ratio;

(3)         subject to the payment of such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement as well as the delivery of any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable), each CombiMatrix RSU outstanding immediately prior to the Effective Time shall be fully accelerated to the extent of any vesting period applicable thereto and converted into the number of shares of Invitae Common Stock determined by multiplying (A) the number of shares of CombiMatrix Common Stock that were subject to such CombiMatrix RSU, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Invitae Common Stock; and

(4)         subject to the payment of such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement as well as the delivery of any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable), each in-the-money CombiMatrix Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall be converted into the number of shares of Invitae Common Stock determined by (A) multiplying the Exchange Ratio by the number of shares of CombiMatrix Common Stock underlying such CombiMatrix Option, and subtracting therefrom (B) the number of shares of Invitae Common Stock determined by dividing (x) the exercise price payable by the holder with respect to all shares underlying such CombiMatrix Option by (y) the Invitae Trailing Average Share Value, and rounding the resulting number down to the nearest whole number of shares of Invitae Common Stock.

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The shares of Invitae Common Stock issuable pursuant to this Section 1.5(a)(ii) are herein referred to as the “Merger Consideration.”

(b)         If any shares of CombiMatrix Common Stock, CombiMatrix RSUs or CombiMatrix Options outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with CombiMatrix, then (i) the shares of Invitae Common Stock issued in exchange for such shares of CombiMatrix Common Stock shall be issued without regard to such vesting, restrictions, repurchase options or risk of forfeiture, which shall lapse as of the Effective Time and (ii) the shares of Invitae Common Stock issued upon conversion of such CombiMatrix RSUs or CombiMatrix Options, subject to and as provided in Sections 1.5(a)(ii)(3) and 1.5(a)(ii)(4), shall be issued without any vesting period, restrictions, repurchase options or risk of forfeiture.

(c)         No fractional shares of Invitae Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of CombiMatrix Common Stock, CombiMatrix RSUs or CombiMatrix Options who would otherwise be entitled to receive a fraction of a share of Invitae Common Stock (after aggregating all fractional shares of Invitae Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Invitae Trailing Average Share Value.

(d)         Prior to the Effective Time, CombiMatrix shall take or cause to be taken any and all actions reasonably necessary to cause all CombiMatrix RSUs outstanding immediately prior to the Effective Time under the 2006 Plan or otherwise to become immediately fully vested as of the Effective Time and converted into the number of shares of unrestricted Invitae Common Stock calculated pursuant to Section 1.5(a)(ii)(3). In accordance with Section 5.4(a), CombiMatrix shall further take or cause to be taken any and all actions reasonably necessary to (i) cause all in-the-money CombiMatrix Options outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, to become immediately vested as of the Effective Time and converted into the number of shares of unrestricted Invitae Common Stock calculated pursuant to Section 1.5(a)(ii)(4) and (ii) cause all out-of-the-money CombiMatrix Options outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, to be cancelled and terminated as of the Effective Time for no consideration.

(e)         All CombiMatrix Series D Warrants and CombiMatrix Series F Warrants outstanding as of the Effective Time (i.e., to the extent not exchanged in the Warrant Exchange Offer, in the instance of CombiMatrix Series F Warrants, or exercised for cash prior to consummation of the Warrant Exchange Offer) shall be assumed by Invitae and converted into warrants to purchase Invitae Common Stock in accordance with Section 5.4(c). For the avoidance of doubt, all other CombiMatrix Warrants shall be repurchased by CombiMatrix pursuant to the CombiMatrix Warrant Repurchase.

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(f)         Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(g)         If, between the date of this Agreement and the Effective Time, the outstanding shares of CombiMatrix Capital Stock or Invitae Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide holders of shares of CombiMatrix Capital Stock, or securities convertible into or exchangeable into or exercisable for such CombiMatrix Capital Stock, the same economic effect as contemplated by this Agreement prior to such event.

1.6        Calculation of Net Cash

(a)         For the purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) calendar days prior to the anticipated date for Closing, as agreed upon by Invitae and CombiMatrix at least ten (10) calendar days prior to the CombiMatrix Stockholders’ Meeting or, if later, at least ten (10) calendar days prior to the anticipated end of the period for the Warrant Exchange Offer (the “Anticipated Closing Date”). Within five (5) calendar days following the Determination Date, CombiMatrix shall deliver to Invitae a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, CombiMatrix’s good faith, estimated calculation of Net Cash (using estimates where applicable) as of the Anticipated Closing Date (the “Net Cash Calculation”) prepared and certified by CombiMatrix’s Chief Financial Officer; provided, however, that, for purposes of such calculation of Net Cash, current assets, current liabilities not triggered by the Closing, and long-term capital lease obligations may be calculated (i) as of the last day of the month prior to the Anticipated Closing Date if the Anticipated Closing Date occurs between the 15th and the 31st of the month or (ii) as of the last day of the month prior to the month preceding the Anticipated Closing Date if the Anticipated Closing Date occurs between the 1st and the 14th of the month, in both cases if, to the extent applicable, a mid-month calculation for such liabilities and assets (or, in the case of the foregoing clause (ii), calculation as of the most recent month-end) would be impractical. CombiMatrix shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Invitae, available to Invitae and, if requested by Invitae, its accountants and counsel at reasonable times and upon reasonable notice.

(b)         Within three (3) calendar days after CombiMatrix delivers the Net Cash Schedule (the “Response Date”), Invitae shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to CombiMatrix (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c)         If on or prior to the Response Date, (i) Invitae notifies CombiMatrix in writing that it has no objections to the Net Cash Calculation or (ii) Invitae fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement.

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(d)         If Invitae delivers a Dispute Notice on or prior to the Response Date, then Representatives of CombiMatrix and Invitae shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement.

(e)         If Representatives of Invitae and CombiMatrix are unable to negotiate an agreed-upon determination of Net Cash pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Invitae and CombiMatrix may mutually agree upon), then Invitae and CombiMatrix shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. If Invitae and CombiMatrix are unable to mutually select the Accounting Firm, then Invitae and CombiMatrix shall each select an independent auditor of recognized national standing and those two selected firms shall jointly select a third independent auditor of recognized national standing, which shall serve as the Accounting Firm. CombiMatrix shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Invitae and CombiMatrix shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. CombiMatrix and Invitae shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of CombiMatrix and Invitae. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Invitae and CombiMatrix in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by CombiMatrix shall reduce the Net Cash). If this Section 1.6(e) applies as to the determination of the Net Cash, upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a redetermination of Net Cash if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date.

1.7        Closing of CombiMatrix’s Transfer Books. At the Effective Time: (a) all shares of CombiMatrix Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of CombiMatrix Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of CombiMatrix; and (b) the stock transfer books of CombiMatrix shall be closed with respect to all shares of CombiMatrix Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of CombiMatrix Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of CombiMatrix Capital Stock immediately prior to the Effective Time (an “CombiMatrix Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such CombiMatrix Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 or 1.8.

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1.8        Surrender of Certificates.

(a)         On or prior to the Closing Date, Invitae and CombiMatrix shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Invitae shall deposit with the Exchange Agent: (i) the aggregate number of book-entry shares representing the Merger Consideration issuable to CombiMatrix stockholders pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The book-entry shares of Invitae Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)         At or before the Effective Time, CombiMatrix will deliver to Invitae a true, complete and accurate listing of all record holders of CombiMatrix Capital Stock at the Effective Time, including the number and class of shares of CombiMatrix Capital Stock held by such record holder, and the number of shares of Invitae Common Stock such record holder is entitled to receive pursuant to Section 1.5. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of CombiMatrix Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Invitae may reasonably specify (including a provision confirming that delivery of CombiMatrix Stock Certificates shall be effected, and risk of loss and title to CombiMatrix Stock Certificates shall pass, only upon delivery of such CombiMatrix Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of CombiMatrix Stock Certificates in exchange for certificates representing Invitae Common Stock. Upon surrender of a CombiMatrix Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Invitae: (A) the holder of such CombiMatrix Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Invitae Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Invitae Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the CombiMatrix Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each CombiMatrix Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Invitae Common Stock (and cash in lieu of any fractional share of Invitae Common Stock). If any CombiMatrix Stock Certificate shall have been lost, stolen or destroyed, Invitae may, in its discretion and as a condition precedent to the delivery of any shares of Invitae Common Stock, require the owner of such lost, stolen or destroyed CombiMatrix Stock Certificate to provide an applicable affidavit with respect to such CombiMatrix Stock Certificate and post a bond indemnifying Invitae against any claim suffered by Invitae related to the lost, stolen or destroyed CombiMatrix Stock Certificate or any Invitae Common Stock issued in exchange therefor as Invitae may reasonably request.

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(c)         No dividends or other distributions declared or made with respect to Invitae Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered CombiMatrix Stock Certificate with respect to the shares of Invitae Common Stock that such holder has the right to receive in the Merger until such holder surrenders such CombiMatrix Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)         Any portion of the Exchange Fund that remains undistributed to holders of CombiMatrix Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Invitae upon demand, and any holders of CombiMatrix Stock Certificates who have not theretofore surrendered their CombiMatrix Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Invitae for satisfaction of their claims for Invitae Common Stock, cash in lieu of fractional shares of Invitae Common Stock and any dividends or distributions with respect to shares of Invitae Common Stock.

(e)         Each of the Exchange Agent, Invitae and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)         No Party shall be liable to any holder of any CombiMatrix Stock Certificate or to any other Person with respect to any shares of Invitae Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9        Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of CombiMatrix, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of CombiMatrix, in the name of Merger Sub and otherwise) to take such action.

1.10      Tax Consequences. For federal income tax purposes, the Merger, together with the Warrant Exchange Offer, is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

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Section 2.	REPRESENTATIONS AND WARRANTIES OF COMBIMATRIX

CombiMatrix represents and warrants to Invitae and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by CombiMatrix to Invitae (the “CombiMatrix Disclosure Schedule”). The CombiMatrix Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the CombiMatrix Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the CombiMatrix Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a CombiMatrix Material Adverse Effect, or is outside the Ordinary Course of Business. For the purposes of this Agreement, any references to documents delivered or made available to Invitae shall be deemed satisfied by Invitae’s access to the two data rooms created for the Contemplated Transactions.

2.1        Subsidiaries; Due Organization; Etc.

(a)         CombiMatrix has no Subsidiaries, except for the Entities identified in Section 2.1(a) of the CombiMatrix Disclosure Schedule; and neither CombiMatrix nor any of the other Entities identified in Section 2.1(a) of the CombiMatrix Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 2.1(a) of the CombiMatrix Disclosure Schedule. CombiMatrix has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. CombiMatrix has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)         Each of CombiMatrix and the CombiMatrix Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)         Each of CombiMatrix and the CombiMatrix Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a CombiMatrix Material Adverse Effect.

2.2        Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. CombiMatrix has delivered to Invitae accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for CombiMatrix and each CombiMatrix Subsidiary. Section 2.2 of the CombiMatrix Disclosure Schedule lists, and CombiMatrix has delivered to Invitae, accurate and complete copies of: (a) the charters of all committees of CombiMatrix’s board of directors; and (b) any code of conduct or similar policy adopted by CombiMatrix or by the board of directors, or any committee of the board of directors, of CombiMatrix. Neither CombiMatrix nor any CombiMatrix Subsidiary has taken any action in breach or violation in any respect of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any respect of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

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2.3        Capitalization, Etc.

(a)         The authorized capital stock of CombiMatrix as of the date of this Agreement consists of (i) 50,000,000 shares of CombiMatrix Common Stock, par value $0.001 per share, of which 2,918,726 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of convertible preferred stock, par value $0.001 per share (the “CombiMatrix Preferred Stock”), of which (A) 4,000 shares have been designated Series A Preferred Stock, none of which shares of Series A Preferred Stock are outstanding as of the date of this Agreement, (B) 2,000 shares have been designated Series B Preferred Stock, none of which shares of Series B Preferred Stock are outstanding as of the date of this Agreement, (C) 2,500 shares have been designated Series C Preferred Stock, none of which shares of Series C Preferred Stock are outstanding as of the date of this Agreement, (D) 12,000 shares have been designated Series D Preferred Stock, none of which shares of Series D Preferred Stock are outstanding as of the date of this Agreement, (E) 2,202 shares have been designated Series E Preferred Stock, none of which shares of Series E Preferred Stock are outstanding as of the date of this Agreement, and (F) 8,000 shares have been designated Series F Preferred Stock (the “CombiMatrix Series F Preferred Stock”), 92 shares of which are issued and outstanding as of the date of this Agreement. Each share of CombiMatrix Series F Preferred Stock is convertible into the number of shares of CombiMatrix Common Stock equal to 1,000 divided by the conversion price of $3.87. CombiMatrix does not hold any shares of its capital stock in its treasury. All of the outstanding shares of CombiMatrix Common Stock and CombiMatrix Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding (i) CombiMatrix Series A Warrants to purchase an aggregate of 11,252 shares of CombiMatrix Common Stock at an exercise price of $29.55 per share, (ii) CombiMatrix Series A Warrants to purchase an aggregate of 1,690 shares of CombiMatrix Common Stock at an exercise price of $30.90 per share, (iii) CombiMatrix Series B Warrants to purchase an aggregate of 18,334 shares of CombiMatrix Common Stock at an exercise price of $29.55 per share, (iv) CombiMatrix Series C Warrants to purchase an aggregate of 65,576 shares of CombiMatrix Common Stock at an exercise price of $29.55 per share, (v) CombiMatrix Series D Warrants to purchase an aggregate of 388,365 shares of CombiMatrix Common Stock at an exercise price of $46.80 per share, (vi) CombiMatrix Series E Warrants to purchase an aggregate of 46,676 shares of CombiMatrix Common Stock at an exercise price of $16.50 per share, (vii) CombiMatrix PIPE Warrants to purchase an aggregate of 100,847 shares of CombiMatrix Common Stock at an exercise price of $16.50 per share, (viii) CombiMatrix PIPE Warrants to purchase an aggregate of 1,831 shares of CombiMatrix Common Stock at an exercise price of $32.51 per share, and (ix) CombiMatrix Series F Warrants to purchase an aggregate of 2,067,183 shares of CombiMatrix Common Stock at an exercise price of $5.17 per share (the “CombiMatrix Series F Warrants” and, collectively with the warrants referred to in the foregoing clauses (i) through (viii), the “CombiMatrix Warrants”). Section 2.3(a) of the CombiMatrix Disclosure Schedule lists, as of the date of this Agreement, (i) each record holder of issued and outstanding CombiMatrix Common Stock and the number of shares held, (ii) each record holder of issued and outstanding CombiMatrix Series F Preferred Stock and the number of shares held and (iii) (A) each record holder of issued and outstanding CombiMatrix Warrants, (B) the number of shares of CombiMatrix Common Stock subject to each such CombiMatrix Warrant, (C) the series of each such CombiMatrix Warrant, (D) the exercise price of each such CombiMatrix Warrant, and (E) the expiration date of each such CombiMatrix Warrant.

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(b)         Except as set forth in Section 2.3(b) of the CombiMatrix Disclosure Schedule, (i) none of the outstanding shares of CombiMatrix Common Stock or CombiMatrix Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of CombiMatrix Common Stock or CombiMatrix Preferred Stock is subject to any right of first refusal in favor of CombiMatrix, (iii) there are no outstanding bonds, debentures, notes or other indebtedness of CombiMatrix having a right to vote on any matters on which the CombiMatrix stockholders have a right to vote, and (iv) there is no CombiMatrix Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of CombiMatrix Common Stock or CombiMatrix Preferred Stock. Except as set forth in Section 2.3(b) of the CombiMatrix Disclosure Schedule, CombiMatrix is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of CombiMatrix Common Stock, CombiMatrix Preferred Stock, CombiMatrix Warrants or other securities. Section 2.3(b) of the CombiMatrix Disclosure Schedule accurately and completely lists all repurchase rights held by CombiMatrix and specifies (i) each holder of CombiMatrix Common Stock (including shares issued pursuant to the exercise of stock options), CombiMatrix Preferred Stock or CombiMatrix Warrant subject to such repurchase right, (ii) the original date of purchase of such CombiMatrix Common Stock, CombiMatrix Preferred Stock or CombiMatrix Warrant, (iii) the number of shares of CombiMatrix Common Stock or CombiMatrix Preferred Stock or shares underlying CombiMatrix Warrants subject to such repurchase rights, (iv) the purchase price paid by such holder, (v) any vesting schedule under which such repurchase rights lapse, and (vi) whether, to the Knowledge of CombiMatrix, the holder of such CombiMatrix Common Stock or CombiMatrix Preferred Stock subject to such repurchase right filed an election under Section 83(b) of the Code with respect to such CombiMatrix Common Stock or CombiMatrix Preferred Stock within thirty (30) days of purchase.

(c)         Except for the CombiMatrix 2006 Stock Incentive Plan (the “2006 Plan”), and except as set forth in Section 2.3(c) of the CombiMatrix Disclosure Schedule, CombiMatrix does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. CombiMatrix has reserved 600,000 shares of CombiMatrix Common Stock for issuance under the 2006 Plan. Of such reserved shares of CombiMatrix Common Stock, (i) 823 shares have been previously issued pursuant to the exercise of options, (ii) 34,246 shares have been previously issued pursuant to the settlement of RSUs, (iii) 97 shares have been previously issued pursuant to the grants of restricted stock, (iv) options to purchase 64,310 shares have been granted and are currently outstanding, (v) 98,049 shares are issuable upon settlement of currently outstanding RSUs, and (vi) 402,475 shares of CombiMatrix Common Stock remain available for future award grants pursuant to the 2006 Plan. Section 2.3(c) of the CombiMatrix Disclosure Schedule sets forth the following information (A) with respect to each CombiMatrix Option outstanding as of the date of this Agreement: (1) the name of the optionee; (2) the number of shares of CombiMatrix Common Stock subject to such CombiMatrix Option as of the date of this Agreement; (3) the exercise price of such CombiMatrix Option; (4) the date on which such CombiMatrix Option was granted; (5) the vesting schedule applicable to such CombiMatrix Option, including the number of vested and unvested shares and whether by its terms the vesting of such CombiMatrix Option would be accelerated by the Contemplated Transactions; (6) the date on which such CombiMatrix Option expires; and (7) whether such CombiMatrix Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (B) with respect to each CombiMatrix RSU outstanding as of the date of this Agreement: (1) the name of the holder; (2) the number of shares of CombiMatrix Common Stock issuable upon settlement of the RSU as of the date of this Agreement; (3) the date on which such CombiMatrix RSU was granted; (4) the vesting schedule applicable to such CombiMatrix RSU, including the extent vested to date and whether by its terms the vesting of such CombiMatrix RSU would be accelerated by the Contemplated Transactions; and (5) the date on which such CombiMatrix RSU expires. CombiMatrix has made available to Invitae an accurate and complete copy of the 2006 Plan and forms of all stock option agreements and RSU agreements approved for use thereunder. Except as set forth in Section 2.3(c) of the CombiMatrix Disclosure Schedule or as contemplated by Section 1.5 of this Agreement, no vesting of CombiMatrix Options or CombiMatrix RSUs will accelerate in connection with the execution of this Agreement or the closing of the Contemplated Transactions.

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(d)         Except for the outstanding CombiMatrix Options and CombiMatrix RSUs identified in Section 2.3(c) of the CombiMatrix Disclosure Schedule and for the outstanding CombiMatrix Warrants and CombiMatrix Series F Preferred Stock identified in Section 2.3(a) of the CombiMatrix Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of CombiMatrix or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of CombiMatrix or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which CombiMatrix or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of CombiMatrix or any of its Subsidiaries. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or other similar rights with respect to CombiMatrix or any of its Subsidiaries.

(e)         All outstanding shares of CombiMatrix Common Stock and CombiMatrix Preferred Stock, as well as all CombiMatrix Options, CombiMatrix RSUs, CombiMatrix Warrants and all other securities of CombiMatrix, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. CombiMatrix has delivered to Invitae accurate and complete copies of all outstanding CombiMatrix RSUs and CombiMatrix Warrants (other than the CombiMatrix Series F Warrants). CombiMatrix has delivered to Invitae an accurate and complete copy of the form of CombiMatrix Series F Warrant, and there are no deviations between the terms of any outstanding CombiMatrix Series F Warrants and the terms reflected in such form.

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(f)         With respect to the Merger as a Fundamental Transaction (as defined in CombiMatrix’s Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock as in effect on the date of this Agreement - the “CombiMatrix Series F Preferences Certificate”): (i) the Fundamental Transaction Amount (as defined in the CombiMatrix Series F Preferences Certificate) is a number of shares of Invitae Common Stock equal to the product of (x) the Exchange Ratio multiplied by (y) the number of shares of CombiMatrix Common Stock underlying a share of outstanding CombiMatrix Series F Preferred Stock on the date immediately prior to the Effective Time; and (ii) such foregoing product is greater than 130% of the Stated Value (as defined in the CombiMatrix Series F Preferences Certificate) of a share of outstanding CombiMatrix Series F Preferred Stock on the date of the Effective Time.

2.4        SEC Filings; Financial Statements.

(a)         CombiMatrix has filed all reports required to be filed by it with the SEC since January 1, 2014, and CombiMatrix has made available to Invitae (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, the “CombiMatrix SEC Documents”). As of their respective dates, each of the CombiMatrix SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and none of the CombiMatrix SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All statements, reports, schedules, forms and other documents required to have been filed by CombiMatrix or its officers with the SEC have been so filed on a timely basis. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CombiMatrix SEC Documents (collectively, the “CombiMatrix Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)         Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the CombiMatrix SEC Documents was prepared in accordance with United States generally accepted accounting principles (“GAAP”) throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Invitae and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material). Other than as expressly disclosed in the CombiMatrix SEC Documents filed prior to the date of this Agreement, there has been no material change in CombiMatrix’s accounting methods or principles prior to the date of this Agreement that would be required to be disclosed in CombiMatrix’s financial statements in accordance with GAAP. The books of account and other financial records of CombiMatrix are true and complete in all material respects.

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(c)         CombiMatrix’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of CombiMatrix, “independent” with respect to CombiMatrix within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of CombiMatrix, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)         Except as set forth in Section 2.4(d) of the CombiMatrix Disclosure Schedule, from January 1, 2014 through the date of this Agreement, CombiMatrix has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the CombiMatrix Common Stock on The NASDAQ Capital Market. CombiMatrix has not disclosed any unresolved comments in its SEC Documents.

(e)         Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of CombiMatrix, the CombiMatrix Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)          CombiMatrix is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NASDAQ Capital Market.

(g)         CombiMatrix maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that CombiMatrix maintains records that in reasonable detail accurately and fairly reflect CombiMatrix’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the CombiMatrix Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of CombiMatrix’s assets that could have a material effect on CombiMatrix’s financial statements. CombiMatrix has evaluated the effectiveness of CombiMatrix’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable CombiMatrix SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. CombiMatrix has disclosed to CombiMatrix’s auditors and the Audit Committee of the CombiMatrix Board of Directors (and made available to Invitae a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect CombiMatrix’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CombiMatrix’s internal control over financial reporting. Except as disclosed in the CombiMatrix SEC Documents filed prior to the date of this Agreement, CombiMatrix has not identified any material weaknesses in the design or operation of CombiMatrix’s internal control over financial reporting. Since December 31, 2014, there have been no material changes in CombiMatrix’s internal control over financial reporting.

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(h)         CombiMatrix’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by CombiMatrix in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to CombiMatrix’s management as appropriate to allow timely decisions regarding required disclosure and to make the CombiMatrix Certifications.

2.5        Absence of Changes. Except as set forth in Section 2.5 of the CombiMatrix Disclosure Schedule, between January 1, 2017 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement:

(a)         There has not been any CombiMatrix Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a CombiMatrix Material Adverse Effect;

(b)         There has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of CombiMatrix or any CombiMatrix Subsidiary (whether or not covered by insurance);

(c)         CombiMatrix has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities except for the repurchase or reacquisition of shares pursuant to CombiMatrix rights arising upon an individual’s termination as an employee, director or consultant;

(d)         CombiMatrix has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for CombiMatrix Common Stock issued upon the valid exercise of outstanding CombiMatrix Options or CombiMatrix Warrants or upon the settlement of outstanding CombiMatrix RSUs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for the CombiMatrix Options and CombiMatrix RSUs identified in Section 2.3(c) of the CombiMatrix Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for the CombiMatrix Options and CombiMatrix RSUs identified in Section 2.3(c) of the CombiMatrix Disclosure Schedule);

(e)         There has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of CombiMatrix or any CombiMatrix Subsidiary, and neither CombiMatrix nor any CombiMatrix Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

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(f)         CombiMatrix has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the 2006 Plan; (ii) any CombiMatrix Option, CombiMatrix RSU or any Contract evidencing or relating to any CombiMatrix Option or CombiMatrix RSU; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(g)         Neither CombiMatrix nor any CombiMatrix Subsidiary has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h)         Neither CombiMatrix nor any CombiMatrix Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $50,000;

(i)         Neither CombiMatrix nor any CombiMatrix Subsidiary has changed any of its accounting methods, principles or practices;

(j)         Neither CombiMatrix nor any CombiMatrix Subsidiary has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k)         Neither CombiMatrix nor any CombiMatrix Subsidiary has commenced or settled any Legal Proceeding;

(l)         Neither CombiMatrix nor any CombiMatrix Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

(m)         Neither CombiMatrix nor any CombiMatrix Subsidiary has purchased, leased, licensed or otherwise acquired any material assets, properties or rights nor sold, leased, licensed or otherwise disposed of any of its material assets, properties or rights, nor has any Encumbrance been granted with respect to such assets, properties or rights, except for Encumbrances of immaterial assets in the Ordinary Course of Business consistent with past practices;

(n)         There has been no entry into, amendment or termination of any CombiMatrix Material Contract;

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(o)         There has been no (i) material change in pricing or royalties or other payments set or charged by CombiMatrix or any CombiMatrix Subsidiary to its customers or licensees, (ii) agreement by CombiMatrix or any CombiMatrix Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to CombiMatrix or any CombiMatrix Subsidiary, or (iii) material change in pricing or royalties or other payments set or charged by vendors to CombiMatrix or any CombiMatrix Subsidiary or persons who have licensed Intellectual Property to CombiMatrix or any CombiMatrix Subsidiary; and

(p)         Neither CombiMatrix nor any CombiMatrix Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above (other than negotiations between the Parties to enter into this Agreement).

2.6        Title to Assets. Each of CombiMatrix and the CombiMatrix Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including all assets reflected in the books and records of CombiMatrix or any CombiMatrix Subsidiary as being owned by CombiMatrix or such CombiMatrix Subsidiary. All of said assets are owned by CombiMatrix or a CombiMatrix Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the CombiMatrix Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of CombiMatrix or any CombiMatrix Subsidiary; and (iii) liens listed in Section 2.6 of the CombiMatrix Disclosure Schedule.

2.7        Real Property; Leaseholds. Neither CombiMatrix nor any CombiMatrix Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 2.7 of the CombiMatrix Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8        Intellectual Property.

(a)         Except as identified in Section 2.8(a) of the CombiMatrix Disclosure Schedule, CombiMatrix, directly or through a CombiMatrix Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all CombiMatrix IP Rights.

(b)         Section 2.8(b) of the CombiMatrix Disclosure Schedule is an accurate, true and complete listing of all CombiMatrix Registered IP.

(c)         Section 2.8(c) of the CombiMatrix Disclosure Schedule accurately identifies (i) all CombiMatrix IP Rights licensed to CombiMatrix or any CombiMatrix Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of CombiMatrix’s or any CombiMatrix Subsidiary’s products, technology or services and (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding CombiMatrix Contracts pursuant to which such CombiMatrix IP Rights are licensed to CombiMatrix or any CombiMatrix Subsidiary; and (iii) whether the license or licenses granted to CombiMatrix or any CombiMatrix Subsidiary are exclusive or non-exclusive.

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(d)         Section 2.8(d) of the CombiMatrix Disclosure Schedule accurately identifies each CombiMatrix Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any CombiMatrix IP Rights. Except as identified in Section 2.8(d) of the CombiMatrix Disclosure Schedule, CombiMatrix is not bound by, and no CombiMatrix IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of CombiMatrix or any CombiMatrix Subsidiary to use, exploit, assert or enforce any CombiMatrix IP Rights anywhere in the world, in each case as would limit the business of CombiMatrix.

(e)         Except as identified in Section 2.8(e) of the CombiMatrix Disclosure Schedule, to the Knowledge of CombiMatrix, CombiMatrix or one of its Subsidiaries exclusively owns all right, title, and interest to and in CombiMatrix IP Rights (other than CombiMatrix IP Rights (i) licensed to CombiMatrix or one of its Subsidiaries, as identified in Section 2.8(c) of the CombiMatrix Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of CombiMatrix’s or any CombiMatrix Subsidiary’s products, technology or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances (other than those Encumbrances granted pursuant to the CombiMatrix Contracts listed in Section 2.8(d) of the CombiMatrix Disclosure Schedule). Without limiting the generality of the foregoing:

(i)         All documents and instruments necessary to register or apply for or renew registration of all CombiMatrix Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii)         Each Person who is or was an employee or contractor of CombiMatrix or any CombiMatrix Subsidiary and who is or was involved in the creation or development of any CombiMatrix IP Rights has signed an agreement (A) containing an assignment of such Intellectual Property to CombiMatrix or such Subsidiary, (B) containing confidentiality provisions protecting trade secrets and confidential information of CombiMatrix and its Subsidiaries and, (C) to the Knowledge of CombiMatrix, which is valid and enforceable. No current or former stockholder, officer, director, or employee of CombiMatrix or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any CombiMatrix IP Rights. To the Knowledge of CombiMatrix and its Subsidiaries, no employee of CombiMatrix or any or any CombiMatrix Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for CombiMatrix or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning CombiMatrix IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising CombiMatrix IP Rights.

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(iii)        No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any CombiMatrix IP Rights in which CombiMatrix or any of its Subsidiaries has an ownership interest.

(iv)         CombiMatrix and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that CombiMatrix or such Subsidiary holds as a trade secret.

(v)          Neither CombiMatrix nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any CombiMatrix IP Rights to any other Person.

(vi)         Except as identified in Section 2.8(e)(vi) of the CombiMatrix Disclosure Schedule, to the Knowledge of CombiMatrix and its Subsidiaries, the CombiMatrix IP Rights constitute all Intellectual Property necessary for CombiMatrix and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(f)         CombiMatrix has delivered, or made available to Invitae, a complete and accurate copy, in all material respects, of all CombiMatrix IP Rights Agreements. Neither CombiMatrix nor any CombiMatrix Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any CombiMatrix IP Rights or impair the right of CombiMatrix or the Surviving Corporation and its Subsidiaries to use, sell or license any CombiMatrix IP Rights or portion thereof. With respect to each of the CombiMatrix IP Rights Agreements: (i) each such agreement is valid and binding on CombiMatrix or its Subsidiaries, as applicable, and to the Knowledge of CombiMatrix the applicable third party(ies), and in full force and effect; (ii) CombiMatrix has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither CombiMatrix nor its Subsidiaries, and to the Knowledge of CombiMatrix, no other party to any such agreement, is in breach or default thereof in any material respect.

(g)         Except as identified in Section 2.8(g) of the CombiMatrix Disclosure Schedule, the manufacture, marketing, license, sale or intended use of any product, technology or service currently licensed or sold or under development by CombiMatrix or any of its Subsidiaries (i) does not violate any license or agreement between CombiMatrix or its Subsidiaries and any third party, and, to the Knowledge of CombiMatrix and its Subsidiaries, (ii) does not infringe or misappropriate any Intellectual Property right of any other party. Except as identified in Section 2.8(g) of the CombiMatrix Disclosure Schedule, CombiMatrix has disclosed in correspondence to Invitae the third-party patents and patent applications found during all freedom to operate searches that were conducted by CombiMatrix or its Subsidiaries related to any product, technology or service currently licensed or sold or under development by CombiMatrix or its Subsidiaries. To the Knowledge of CombiMatrix and its Subsidiaries, no third party is infringing upon, or violating any license or agreement with CombiMatrix or its Subsidiaries relating to, any CombiMatrix IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any CombiMatrix IP Rights, nor has CombiMatrix or any of its Subsidiaries received any written notice asserting that any CombiMatrix IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

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(h)         Except as identified in Section 2.8(h) of the CombiMatrix Disclosure Schedule, each item of CombiMatrix IP Rights that is CombiMatrix Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements, and all Filings, payments and other actions required to be made or taken to maintain such item of CombiMatrix Registered IP in full force and effect have been made by the applicable deadline.

(i)         Except as identified in Section 2.8(i) of the CombiMatrix Disclosure Schedule, to the Knowledge of CombiMatrix, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by CombiMatrix or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which CombiMatrix or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by CombiMatrix or any of its Subsidiaries in accordance with GAAP.

(j)         Except as set forth in the Contracts listed in Sections 2.8(c) or 2.8(d) of the CombiMatrix Disclosure Schedule, (i) neither CombiMatrix nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither CombiMatrix nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k)        None of the Intellectual Property used in the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted (i) has materially malfunctioned or failed or (ii) contains any viruses, worms, Trojan horses, bugs, faults, or other devices, errors or contaminants that (x) significantly disrupt or adversely affect functionality of such Intellectual Property or any other Intellectual Property or (y) enable or assist any person to access without authorization any such Intellectual Property.

(l)         No Open Source Software is included in, integrated or bundled with, or otherwise necessary for the use of (or used in) any of the Intellectual Property used in the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted. CombiMatrix has established and consistently maintained safeguards against the destruction, loss or alteration of any Data collected or obtained by CombiMatrix or any CombiMatrix Subsidiary or otherwise included within the Intellectual Property used in the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted.

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(m)       All Data collected or obtained by CombiMatrix or any CombiMatrix Subsidiary or otherwise included within the Intellectual Property used in the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted has at all times been collected, obtained and used in accordance with all Legal Requirements, CombiMatrix’s privacy policies and all contractual commitments of CombiMatrix or any CombiMatrix Subsidiary in all respects. No Consent of or notice to any third party is required with respect to the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted, including pursuant to CombiMatrix’s privacy policies and contractual commitments. CombiMatrix’s privacy policies and contractual commitments will not require the Consent of or notice to any third party with respect to the consummation of any of the Contemplated Transactions.

(n)        No source code for any proprietary software of CombiMatrix or any CombiMatrix Subsidiary has been delivered, licensed, or made available to any Person who is not an employee of CombiMatrix (including any escrow agent). No Person has, or has asserted, any right (present, contingent or otherwise) to access any proprietary source code owned, or purported to be owned, by CombiMatrix or any CombiMatrix Subsidiary, and neither CombiMatrix nor any CombiMatrix Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any such software to any Person who is not an employee of CombiMatrix (including any escrow agent).

(o)        CombiMatrix and its Subsidiaries as well as the conduct of the business of CombiMatrix and each CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted are and have been in all respects in compliance with all Data Security Requirements. No notices have been received by, and no claims, charges or complaints have been made against, CombiMatrix or any CombiMatrix Subsidiary by any Governmental Authority or other Person alleging a violation of any Data Security Requirements. Neither CombiMatrix nor any CombiMatrix Subsidiary has received any notice or has Knowledge of any pending or threatened Legal Proceeding alleging a violation of any Person’s privacy, personal or confidentiality rights under any applicable Legal Requirement.

(p)        The IT Assets operate and perform in a manner that permits CombiMatrix to operate the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted. CombiMatrix has instituted commercially reasonable backup and disaster recovery plans, procedures and facilities, consistent with current industry standards, for the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted to ensure that the IT Assets and the Data stored thereon or otherwise collected or obtained by CombiMatrix or any CombiMatrix Subsidiary or included within the Intellectual Property used in the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted (including any Personal Information) (the “CombiMatrix Data”) are protected against loss and unauthorized access, use, interruption, modification, corruption, disclosure or other misuse. To the Knowledge of CombiMatrix, there have been no failures, breakdowns, outages, bugs, continued substandard performance, or other adverse events affecting any of the IT Assets (as a whole or with respect to any portion thereof) that have caused any disruption or interruption in or to the use of any of the IT Assets. To the Knowledge of CombiMatrix, there have been no breaches of or unauthorized access to or other misuse (either suspected or actual) of the IT Assets or the CombiMatrix Data.

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2.9         Agreements, Contracts and Commitments. Section 2.9 of the CombiMatrix Disclosure Schedule identifies the following CombiMatrix Contracts, effective as of the date of this Agreement (each, a “CombiMatrix Material Contract” and collectively, the “CombiMatrix Material Contracts”):

(a)         each CombiMatrix Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b)        each CombiMatrix Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by CombiMatrix or its Subsidiaries on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit CombiMatrix’s, CombiMatrix’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c)         each CombiMatrix Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d)        each CombiMatrix Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between CombiMatrix and any of its respective officers or directors;

(e)         each CombiMatrix Contract relating to any agreement, contract or commitment containing (A) any covenant limiting the freedom of CombiMatrix, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(f)         each CombiMatrix Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $25,000 and not cancelable without penalty;

(g)         each CombiMatrix Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

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(h)        each CombiMatrix Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000 or creating any material Encumbrances with respect to any assets of CombiMatrix or any CombiMatrix Subsidiary or any loans or debt obligations with officers or directors of CombiMatrix;

(i)         each CombiMatrix Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services, products or technology with respect to any development activities of CombiMatrix (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which CombiMatrix or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which CombiMatrix or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by CombiMatrix or such CombiMatrix Subsidiary; or (iv) any Contract currently in force to license any third party to manufacture or produce any CombiMatrix product, service or technology or any Contract currently in force to sell, distribute or commercialize any CombiMatrix products, technology or services except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j)         each CombiMatrix Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to CombiMatrix in connection with the Contemplated Transactions;

(k)        each CombiMatrix IP Right Agreement; or

(l)         any other agreement, contract or commitment (i) which involves payment or receipt by CombiMatrix or its Subsidiaries under any such agreement, contract or commitment of $25,000 or more in the aggregate or obligations after the date of this Agreement in excess of $25,000 in the aggregate, or (ii) that is material to the business or operations of CombiMatrix and its Subsidiaries.

CombiMatrix has delivered to Invitae accurate and complete (except for applicable redactions thereto) copies of all CombiMatrix Material Contracts, including all amendments thereto. There are no CombiMatrix Material Contracts that are not in written form. Neither CombiMatrix nor any of its Subsidiaries has, nor to CombiMatrix’s Knowledge as of the date of this Agreement has any other party to a CombiMatrix Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any CombiMatrix Material Contract in such manner as would permit any other party to cancel or terminate any such CombiMatrix Material Contract, or would permit any other party to seek damages. As to CombiMatrix and its Subsidiaries, each CombiMatrix Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not result in any material payment or payments becoming due from CombiMatrix, any CombiMatrix Subsidiary, the Surviving Corporation or Invitae to any Person under any CombiMatrix Contract or give any Person the right to terminate or alter the provisions of any CombiMatrix Contract. No Person is renegotiating, or has a right pursuant to the terms of any CombiMatrix Material Contract to change, any material amount paid or payable to CombiMatrix under any CombiMatrix Material Contract or any other material term or provision of any CombiMatrix Material Contract.

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2.10        No Undisclosed Liabilities. As of the date of this Agreement, neither CombiMatrix nor any CombiMatrix Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the CombiMatrix Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by CombiMatrix or its Subsidiaries since the date of the CombiMatrix Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $25,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of CombiMatrix or any CombiMatrix Subsidiary under CombiMatrix Contracts, including the reasonably expected performance of such CombiMatrix Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.10 of the CombiMatrix Disclosure Schedule.

2.11        Compliance; Permits; Restrictions; Regulatory Matters.

(a)        CombiMatrix and each CombiMatrix Subsidiary is, and since January 1, 2014 has been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of CombiMatrix, threatened against CombiMatrix or any CombiMatrix Subsidiary, nor has any Governmental Body or authority indicated in writing to CombiMatrix an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon CombiMatrix or any CombiMatrix Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of CombiMatrix or any CombiMatrix Subsidiary, any acquisition of material property by CombiMatrix or any CombiMatrix Subsidiary or the conduct of business by CombiMatrix or any CombiMatrix Subsidiary as currently conducted or currently proposed to be conducted, (ii) may have an adverse effect on CombiMatrix’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other Contemplated Transactions.

(b)        There are no proceedings pending or, to the Knowledge of CombiMatrix, threatened with respect to an alleged violation by CombiMatrix or any of its Subsidiaries of CLIA, state CLIA regulations, or any other similar Legal Requirements promulgated by a Governmental Body. Each of CombiMatrix and any CombiMatrix Subsidiary has met all applicable standards of accreditation to be, and is, accredited by the College of American Pathologists (“CAP”) Laboratory Accreditation Program.

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(c)         CombiMatrix and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of the business of CombiMatrix or such Subsidiary as currently conducted or currently proposed to be conducted (the “CombiMatrix Regulatory Permits”), and, to the Knowledge of CombiMatrix, no such CombiMatrix Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Section 2.11(c) of the CombiMatrix Disclosure Schedule identifies each CombiMatrix Regulatory Permit. CombiMatrix and each CombiMatrix Subsidiary is in compliance in all material respects with the CombiMatrix Regulatory Permits and has not received any written notice or other written communication from any Governmental Body regarding (A) any material violation of or failure to comply materially with any term or requirement of any CombiMatrix Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any CombiMatrix Regulatory Permit. CombiMatrix has made available to Invitae all information requested by Invitae in CombiMatrix’s or its Subsidiaries’ possession or control relating to the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, Filings and letters and other written correspondence to and from any Governmental Body; and meeting minutes with any Governmental Body; and (y) similar reports, material study data, notices, letters, Filings, correspondence and meeting minutes with any other Governmental Body. The rights and benefits of each CombiMatrix Regulatory Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by CombiMatrix and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(d)        All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, CombiMatrix or its Subsidiaries or in which CombiMatrix or its Subsidiaries or their respective products, technology or services have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with all Legal Requirements.

(e)         None of CombiMatrix or any CombiMatrix Subsidiary, or, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, any of their respective officers, directors or managing employees (as such terms are defined in 42 C.F.R. § 1001.1001) nor, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, any other service provider or agent (as such term is defined in 42 C.F.R. § 1001.1001) of CombiMatrix or any CombiMatrix Subsidiary has been disqualified, debarred or deregistered by any Governmental Authority, and no such disqualification, debarment, deregistration or exclusionary claims, actions, proceedings or investigations are pending or, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, threatened.

(f)         Neither CombiMatrix nor any CombiMatrix Subsidiary nor, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with CombiMatrix or any CombiMatrix Subsidiary) has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any other Health Authority to invoke a similar policy that may be applicable to CombiMatrix or any CombiMatrix Subsidiary in another jurisdiction. Neither CombiMatrix nor any CombiMatrix Subsidiary nor, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with CombiMatrix or any CombiMatrix Subsidiary) is the subject of any pending or, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority.

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(g)        CombiMatrix and each CombiMatrix Subsidiary, including each of its respective systems and operations and with respect to all CombiMatrix Material Contracts, and, to the Knowledge of CombiMatrix and each CombiMatrix Subsidiary, each Collaboration Partner (solely with respect to such Collaboration Partners’ activities with CombiMatrix or any CombiMatrix Subsidiary), is not now, and during the last three (3) years has not been, in material default or violation of any Health Law or order to the extent applicable to CombiMatrix or any CombiMatrix Subsidiary or by which any property or asset of CombiMatrix or any CombiMatrix Subsidiary is bound. Neither CombiMatrix nor any CombiMatrix Subsidiary nor, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with CombiMatrix or any CombiMatrix Subsidiary) (i) has received any written notice or other written communication from any Health Authority alleging any violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws, or (ii) is subject to any enforcement, regulatory or administrative proceedings against or affecting CombiMatrix or any CombiMatrix Subsidiary relating to or arising under any Health Law and, to the Knowledge of CombiMatrix and each CombiMatrix Subsidiary, no such enforcement, regulatory or administrative proceeding has been threatened. Except as set forth in Section 2.11(g) of the CombiMatrix Disclosure Schedule, during the three (3) years prior to the date of this Agreement, neither CombiMatrix nor any CombiMatrix Subsidiary has received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, requests or requirements to make changes to the operations of CombiMatrix or any CombiMatrix Subsidiary (including any diagnostic testing services, sample collection kits, or other products or services of CombiMatrix or any CombiMatrix Subsidiary), or similar correspondence or written notice from the FDA or other Governmental Authority and alleging or asserting noncompliance with any applicable Legal Requirements, permits or such requests or requirements of a Governmental Authority.

(h)        CombiMatrix and each CombiMatrix Subsidiary have filed with the applicable Health Authority all required Filings, including adverse event reports. All such Filings were in material compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such Filings.

(i)         Neither CombiMatrix nor any CombiMatrix Subsidiary, nor any of their respective officers, directors, employees or agents, has engaged in any activities which are cause for criminal or civil penalties against, or mandatory or permissive exclusion of, CombiMatrix or any CombiMatrix Subsidiary from Medicare, Medicaid, or any other federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the Federal Employees Health Benefits program statute, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations.

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(j)       The diagnostic tests of CombiMatrix and each CombiMatrix Subsidiary are being lawfully marketed in all material respects under the FDA’s current policies and grant of enforcement discretion applied to traditional laboratory developed tests (“LDTs”). Without limiting the generality of the foregoing, all diagnostic tests that are considered by CombiMatrix or any CombiMatrix Subsidiary to be LDTs are and, during such periods when such LDTs have been sold by CombiMatrix and subject to CLIA, always have been: (i) designed, manufactured and used within a single laboratory that is approved in accordance with CLIA; (ii) validated to meet performance characteristics relating to analytical validity for the use of each test system in the laboratory’s own environment; and (iii) utilized under the order of a licensed healthcare provider. Any diagnostic testing that CombiMatrix or any CombiMatrix Subsidiary conducts outside of the United States, and any specimen collection kits that CombiMatrix or any CombiMatrix Subsidiary distributes outside of the United States, complies in all material respects with the Legal Requirements of any country where the diagnostic testing is performed or where the specimen collection kits are distributed.

(k)      All submissions made by CombiMatrix or any CombiMatrix Subsidiary or by any third party on behalf of CombiMatrix or any CombiMatrix Subsidiary in connection with any of their respective diagnostic tests or other products to any Governmental Authority were, and as of the Closing Date will be, accurate and complete in all material respects.

(l)       There are no investigations, suits, claims, actions or proceedings against or affecting CombiMatrix or any CombiMatrix Subsidiary pending or, to the knowledge of CombiMatrix or any CombiMatrix Subsidiary, threatened, relating to or arising under (i) the Federal Food, Drug and Cosmetic Act or the regulations of the FDA promulgated thereunder or similar Legal Requirements, or (ii) Information and Privacy Security Laws, including alleging a violation of any Person’s rights under any Information Privacy and Security Laws or any of the former or current published privacy policies of CombiMatrix or any CombiMatrix Subsidiary. Neither CombiMatrix nor any CombiMatrix Subsidiary has received any notices from the U.S. Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, or the Attorney General of any state, or any equivalent foreign Governmental Authority, relating to any such violations.

(m)     There are no pending, concluded in the last three (3) years or, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, threatened investigations, suits, claims, actions or proceedings, including any voluntary disclosures or self-disclosures, relating to the participation of CombiMatrix or any CombiMatrix Subsidiary in any payment program, including Medicare, Medicaid, Tricare, the Federal Employees Health Benefit Program, and private third party payor programs (“Payment Programs”). Neither CombiMatrix nor any CombiMatrix Subsidiary is subject to, nor has CombiMatrix or any CombiMatrix Subsidiary been subjected to in the last three (3) years, any pre-payment utilization review or other utilization review by any Payment Program. Except as set forth in Section 2.11(m) of the CombiMatrix Disclosure Schedule, no Payment Program is currently requesting or has requested in the last three (3) years or, to the Knowledge of CombiMatrix or any CombiMatrix Subsidiary, is threatening or has in the last three (3) years threatened any recoupment, refund, or set-off from CombiMatrix or any CombiMatrix Subsidiary in excess of $10,000. No Payment Program has imposed in the last three (3) years a fine, penalty or other sanction on CombiMatrix or any CombiMatrix Subsidiary. Neither CombiMatrix nor any CombiMatrix Subsidiary has been excluded in the last three (3) years from participation in any Payment Program. All billing practices of CombiMatrix and each CombiMatrix Subsidiary with respect to all Payment Programs have been in compliance with all Legal Requirements applicable to CombiMatrix and each CombiMatrix Subsidiary in all material respects.

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(n)       CombiMatrix and each CombiMatrix Subsidiary, and, to the Knowledge of CombiMatrix and each CombiMatrix Subsidiary, their respective Representatives are in compliance (and since January 1, 2014 have complied) in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”); and (ii) the provisions of all applicable anti-bribery, anti-corruption and anti-money laundering Legal Requirements of each jurisdiction in which CombiMatrix and any CombiMatrix Subsidiary operates or has operated and in which any agent thereof is conducting or has conducted business involving CombiMatrix or any CombiMatrix Subsidiary. Since January 1, 2014, CombiMatrix and each CombiMatrix Subsidiary, and, to the Knowledge of CombiMatrix and each CombiMatrix Subsidiary, their respective Representatives have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any applicable Legal Requirements described in clause (ii) above. CombiMatrix and each CombiMatrix Subsidiary (x) have instituted policies and procedures designed to ensure compliance with the FCPA and other applicable anti-bribery and anti-corruption Legal Requirements in each jurisdiction in which CombiMatrix and any CombiMatrix Subsidiary operates and (y) have maintained and will maintain such policies and procedures in force.

(o)        CombiMatrix and each CombiMatrix Subsidiary and their respective Affiliates are, and since January 1, 2014 have been, in material compliance with all applicable U.S. statutory and regulatory requirements concerning the exportation, re-exportation and importation of products, technology, and services, and other international transactions, including: (i) Legal Requirements, regulations and policies enforced by U.S. Customs and Border Protection; (ii) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (iii) the Export Administration Regulations (15 C.F.R. Part 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”); (iv) U.S. anti-boycott regulations administered by BIS and the International Revenue Service; (v) all Legal requirements concerning export and import reporting administered by the U.S. Census Bureau; and (vi) the economic sanctions Legal Requirements, regulations and associated executive orders administered by the U.S. Departments of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, the “Trade Control Laws”). Since January 1, 2014, unless authorized by the relevant agency of the U.S. Government, CombiMatrix and each CombiMatrix Subsidiary and their respective Affiliates have not conducted any transactions directly or indirectly related to: (x) Cuba, Iran, North Korea, Sudan or Syria; (y) individuals or entities identified on restricted party lists maintained by the U.S. Government, including the List of Specially Designated Nationals and Blocked Persons (“SDN List”), Foreign Sanctions Evader List (“FSE List”) and Sectoral Sanctions Identification List (“SSI List”) administered by OFAC and the Denied Parties List, Unverified List and Entity List administered by BIS (collectively, “Restricted Parties”); or (z) entities owned or controlled by anyone on the SDN List, the SSI List or the FSE List. Neither CombiMatrix nor any CombiMatrix Subsidiary is a Restricted Party or is owned or controlled by a Restricted Party. There is no pending or, to the Knowledge of CombiMatrix and each CombiMatrix Subsidiary, threatened action against CombiMatrix or any CombiMatrix Subsidiary, nor any pending voluntary disclosure by CombiMatrix or any CombiMatrix Subsidiary or their respective Affiliates to any government authority in connection with an alleged material violation of any Trade Control Laws. Since January 1, 2014, neither CombiMatrix nor any of the CombiMatrix Subsidiaries or their respective Affiliates have been cited or fined for failure to comply with, or submitted any voluntary self-disclosures regarding material non-compliance with, Trade Control Laws.

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(p)       The receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Information by the Acquired Corporations have, in all material respects, complied, and comply in all material respects, with (i) any applicable CombiMatrix Contract, (ii) applicable Information Privacy and Security Laws, (iii) to the extent applicable, PCI DSS, and (iv) all Consents and protocols of the Acquired Corporation that apply to the receipt, use, processing or disclosure of Personal Information (collectively, “PII Consents”). Each Acquired Corporation has, in all material respects, all necessary PII Consents to receive, process and disclose all Personal Information in that Acquired Corporation’s possession or under its control in connection with the operation of the business operations of the Acquired Corporations.

(q)       Each Acquired Corporation has entered into a business associate agreement (as described by 45 C.F.R. § 164.504(e) or § 164.314(a)) with each third party in each instance where: (i) that Acquired Corporation acts as a business associate (as defined in 45 C.F.R. § 160.103) to that third party; or (ii) that third party receives, creates, transmits or maintains protected health information (as defined in 45 C.F.R. § 160.103) from or on behalf of that Acquired Corporation, in each case as required by, and in conformity in all material respects with, applicable Information Privacy and Security Laws and the applicable CombiMatrix Contracts to which the member is a party.

(r)       Each Acquired Corporation has adopted policies and procedures that apply to that Acquired Corporation with respect to privacy, data protection, security and the collection, transfer and use of Personal Information gathered or accessed in the course of the operations of the Acquired Corporations, and those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Law. Each Acquired Corporation has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and IT Assets against any unauthorized control, use, access, interruption, modification or corruption and those actions and measures are in conformance with Information Privacy and Security Laws.

(s)       There has been no breach of the security of any IT Assets, or unauthorized access, use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of any Acquired Corporation, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Bodies is required under any applicable Information Privacy and Security Laws.

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(t)       Each Acquired Corporation has performed all security risk assessments as applicable to that Acquired Corporation and required by: (i) the standards set forth at 45 C.F.R. § 164.308(a); (ii) all other Information Privacy and Security Laws; (iii) any applicable CombiMatrix Contracts; or (iv) the PCI DSS (collectively, the “Security Risk Assessments”). The Acquired Corporations have reasonably addressed all threats and deficiencies identified in every Security Risk Assessment.

2.12        Tax Matters.

(a)       CombiMatrix and each CombiMatrix Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither CombiMatrix nor any CombiMatrix Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CombiMatrix or any CombiMatrix Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)       All material Taxes due and owing by CombiMatrix or any CombiMatrix Subsidiary on or before the date of this Agreement (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of CombiMatrix and any CombiMatrix Subsidiary have been reserved for on the CombiMatrix Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the CombiMatrix Unaudited Interim Balance Sheet, neither CombiMatrix nor any CombiMatrix Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)       CombiMatrix and each CombiMatrix Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)       There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on CombiMatrix’s Unaudited Interim Balance Sheet) upon any of the assets of CombiMatrix or any CombiMatrix Subsidiary.

(e)       No material deficiencies for Taxes with respect to CombiMatrix or any CombiMatrix Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of CombiMatrix or any CombiMatrix Subsidiary. No issues relating to Taxes of CombiMatrix or any CombiMatrix Subsidiary were raised by the relevant Tax authority to CombiMatrix or any CombiMatrix Subsidiary in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. CombiMatrix has delivered or made available to Invitae complete and accurate copies of all federal income Tax and all other material Tax Returns of CombiMatrix and each CombiMatrix Subsidiary (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by CombiMatrix and each CombiMatrix Subsidiary (and predecessors of each), with respect to federal income Tax and all other material Taxes. Neither CombiMatrix nor any CombiMatrix Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

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(f)       All material elections with respect to Taxes affecting CombiMatrix or any CombiMatrix Subsidiary as of the date of this Agreement are set forth in Section 2.12(f) of the CombiMatrix Disclosure Schedule. Neither CombiMatrix nor any CombiMatrix Subsidiary (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) has made or will make a consent dividend election under Section 565 of the Code; (v) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vi) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)      Neither CombiMatrix nor any CombiMatrix Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)      Neither CombiMatrix nor any CombiMatrix Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i)       Except as set forth in Section 2.12(i) of the CombiMatrix Disclosure Schedule, neither CombiMatrix nor any CombiMatrix Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is CombiMatrix) for federal, state, local or foreign Tax purposes. Neither CombiMatrix nor any CombiMatrix Subsidiary has any Liability for the Taxes of any Person (other than CombiMatrix and any CombiMatrix Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)       Neither CombiMatrix nor any CombiMatrix Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

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(k)       Neither CombiMatrix nor any CombiMatrix Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l)        Neither CombiMatrix nor any CombiMatrix Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of CombiMatrix, other arrangement or contract which is treated as a partnership for Tax purposes.

(m)      Neither CombiMatrix nor any CombiMatrix Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)       Neither CombiMatrix nor any CombiMatrix Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger, together with the Warrant Exchange Offer, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13        Employee and Labor Matters; Benefit Plans.

(a)       The employment of each of the CombiMatrix and CombiMatrix Subsidiary employees is terminable by CombiMatrix or the applicable CombiMatrix Subsidiary at will. CombiMatrix has made available to Invitae accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the CombiMatrix Associates to the extent currently effective and material.

(b)       To the Knowledge of CombiMatrix, no officer or Key Employee of CombiMatrix or any CombiMatrix Subsidiary intends to terminate his or her employment with CombiMatrix or the applicable CombiMatrix Subsidiary, nor has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c)       Neither CombiMatrix nor any CombiMatrix Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of CombiMatrix, seeking to represent any employees of CombiMatrix or any CombiMatrix Subsidiary. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting CombiMatrix or any CombiMatrix Subsidiary. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute. Neither CombiMatrix nor any CombiMatrix Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of CombiMatrix, threatened or reasonably anticipated relating to any employment or independent contractor contract, privacy right, labor dispute, wage and hour dispute, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, discrimination, retaliation, immigration violation, employment statute or regulation, or workplace safety matter involving any CombiMatrix Associate, including charges of unfair labor practices or discrimination complaints.

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(d)       Section 2.13(d) of the CombiMatrix Disclosure Schedule lists all written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements which are currently in effect relating to any present or former employee or director of CombiMatrix or any CombiMatrix Subsidiary (or any trade or business (whether or not incorporated) which is a CombiMatrix Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, CombiMatrix, any CombiMatrix Subsidiary or any CombiMatrix Affiliate, or under which CombiMatrix or any CombiMatrix Subsidiary or any CombiMatrix Affiliate has any current or may incur liability after the date of this Agreement (each, an “CombiMatrix Employee Plan”). To the Knowledge of CombiMatrix, there are no unwritten CombiMatrix Employee Plans in effect.

(e)       With respect to CombiMatrix Options granted pursuant to the 2006 Plan, (i) each CombiMatrix Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a CombiMatrix Option was duly authorized no later than the date on which the grant of such CombiMatrix Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of CombiMatrix (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each CombiMatrix Option grant was made in accordance with the terms of the 2006 Plan, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of NASDAQ and any other exchange on which CombiMatrix securities are traded, (iv) the per share exercise price of each CombiMatrix Option was not less than the fair market value of a share of CombiMatrix Common Stock on the applicable Grant Date, and (v) each such CombiMatrix Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of CombiMatrix and disclosed in CombiMatrix filings with the SEC in accordance with the Exchange Act and all other applicable Legal Requirements. CombiMatrix has not knowingly granted, and there is no and has been no policy or practice of CombiMatrix of granting, CombiMatrix Options prior to, or otherwise coordinate the grant of CombiMatrix Options with, the release or other public announcement of material information regarding CombiMatrix or its results of operations or prospects.

(f)       No CombiMatrix Options, RSUs, stock appreciation rights or other equity-based awards issued or granted by CombiMatrix are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which CombiMatrix or any of its former Subsidiaries makes, is obligated to make or promises to make, payments (each, a “CombiMatrix 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any CombiMatrix 409A Plan is, or to the Knowledge of CombiMatrix will be, subject to the penalties of Code Section 409A(a)(1).

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(g)       CombiMatrix is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts (or pro rata portion thereof) required to be paid under such plans through the calendar quarter preceding the Effective Time, and is properly accruing any and all applicable bonuses and commissions, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(h)       Except as set forth in Section 2.13(h) of the CombiMatrix Disclosure Schedule, each CombiMatrix Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to CombiMatrix, the Surviving Corporation, Invitae or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Except as set forth in Section 2.13(h) of the CombiMatrix Disclosure Schedule, neither CombiMatrix nor any CombiMatrix Affiliate has announced its intention to modify or amend any CombiMatrix Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a CombiMatrix Employee Plan, and to the Knowledge of CombiMatrix, each asset held under such CombiMatrix Employee Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability.

(i)       Each CombiMatrix Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion or advisory letter from the Internal Revenue Service, with respect to such qualified status from the Internal Revenue Service. To the Knowledge of CombiMatrix, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such CombiMatrix Employee Plan or the exempt status of any related trust. Each CombiMatrix Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. CombiMatrix and each CombiMatrix Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the CombiMatrix Employee Plans. Neither CombiMatrix nor any CombiMatrix Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the CombiMatrix Employee Plans. All contributions required to be made by CombiMatrix or any CombiMatrix Affiliate to any CombiMatrix Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of CombiMatrix, is threatened, against or with respect to any CombiMatrix Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

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(j)        Neither CombiMatrix nor any CombiMatrix Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither CombiMatrix nor any CombiMatrix Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any CombiMatrix Employee Plan subject to ERISA and neither CombiMatrix nor any CombiMatrix Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(k)       No CombiMatrix Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither CombiMatrix nor any CombiMatrix Subsidiary or CombiMatrix Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No CombiMatrix Employee Plan is a Multiemployer Plan, and neither CombiMatrix nor any CombiMatrix Subsidiary or CombiMatrix Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No CombiMatrix Employee Plan is a Multiple Employer Plan.

(l)        Except as set forth in Section 2.13(l) of the CombiMatrix Disclosure Schedule, no CombiMatrix Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a CombiMatrix Employee Plan qualified under Section 401(a) of the Code. Neither CombiMatrix nor any CombiMatrix Affiliate sponsors or maintains any self-funded employee benefit plan. No CombiMatrix Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(m)       Except as set forth in Schedule 2.13(m), neither CombiMatrix nor any CombiMatrix Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(n)       To the Knowledge of CombiMatrix, no payment pursuant to any CombiMatrix Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to CombiMatrix or any CombiMatrix Subsidiary, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(o)       There is no Contract or arrangement to which CombiMatrix or, to the Knowledge of CombiMatrix, any CombiMatrix Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

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(p)       CombiMatrix and each of its Subsidiaries has complied in all material respects with all state and federal laws applicable to employees, including COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, CombiMatrix and each of its Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither CombiMatrix nor any of its Subsidiaries has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. CombiMatrix and each CombiMatrix Affiliate is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any CombiMatrix Employee Plan. Neither CombiMatrix nor any CombiMatrix Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to CombiMatrix. CombiMatrix and each CombiMatrix Affiliate have maintained all records necessary to demonstrate its compliance with the ACA.

(q)       CombiMatrix and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of CombiMatrix, threatened against CombiMatrix or any of its Subsidiaries relating to any employee, employment agreement or CombiMatrix Employee Plan. There are no pending or, to the Knowledge of CombiMatrix, threatened claims or actions against CombiMatrix, any of its Subsidiaries, any CombiMatrix trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither CombiMatrix nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices.

(r)       Except as set forth in Section 2.13(r) of the CombiMatrix Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of CombiMatrix, (ii) materially increase or otherwise enhance any benefits otherwise payable by CombiMatrix, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by CombiMatrix or (v) result in the forgiveness in whole or in part of any outstanding loans made by CombiMatrix to any Person.

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(s)       No current or former independent contractor of CombiMatrix who terminated service since January 1, 2011, would reasonably be deemed to be a misclassified employee. Except as set forth in Section 2.13(s) of the CombiMatrix Disclosure Schedule, no independent contractor is eligible to participate in any CombiMatrix Employee Plan. Neither CombiMatrix nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt from overtime wages. Neither CombiMatrix nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of CombiMatrix or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(t)       With respect to each CombiMatrix Employee Plan, CombiMatrix has made available to Invitae a true and complete copy of, to the extent applicable, (i) such CombiMatrix Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such CombiMatrix Employee Plan, (iv) the most recent summary plan description for each CombiMatrix Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of CombiMatrix, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any CombiMatrix Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years, (vii) all non-discrimination tests for the most recent three plan years, (viii) all material written agreements and Contracts currently in effect, including administrative service agreements, group annuity contracts and group insurance contracts, (ix) all material written employee communications within the past three years, and (x) all registration statements and prospectuses prepared in connection with each CombiMatrix Employee Plan.

2.14       Environmental Matters.

(a)       CombiMatrix and each CombiMatrix Subsidiary is in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by CombiMatrix of all required permits, licenses, or authorizations issued, granted, or given by or under the authority of any Governmental Body pursuant to any applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. Neither CombiMatrix nor any CombiMatrix Subsidiary has received since January 1, 2014 any written notice or other communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that CombiMatrix or any CombiMatrix Subsidiary is not in material compliance with any Environmental Law. To the Knowledge of CombiMatrix, there are no circumstances that may prevent or interfere with CombiMatrix’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. Since January 1, 2014: (i) no current or prior real property leased or controlled by CombiMatrix or any of its Subsidiaries is or has become subject to any written notice or other communication, whether from a Governmental Body, citizens group, employee or otherwise, alleging material liability against CombiMatrix or any CombiMatrix Subsidiary on the basis that such real property is not in compliance with or has violated any Environmental Law relating to such property; and (ii) neither it nor any of its Subsidiaries has any unresolved material liability under any applicable Environmental Law.

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(b)       Notwithstanding any other provisions of this Agreement, the representations and warranties of this Section 2.14 are the sole and exclusive representations by CombiMatrix or any CombiMatrix Subsidiary with respect to compliance with any Environmental Laws.

2.15        Insurance.

(a)       CombiMatrix has delivered to Invitae accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of CombiMatrix and each CombiMatrix Subsidiary. Each of such insurance policies is in full force and effect and CombiMatrix and each CombiMatrix Subsidiary are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither CombiMatrix nor any CombiMatrix Subsidiary has received any written notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of CombiMatrix or any CombiMatrix Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of CombiMatrix and each CombiMatrix Subsidiary is accurate and complete in all material respects. CombiMatrix and each CombiMatrix Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against CombiMatrix or any CombiMatrix Subsidiary, and no such carrier has issued a written denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed CombiMatrix or any CombiMatrix Subsidiary in writing of its intent to do so.

(b)       CombiMatrix has delivered to Invitae accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by CombiMatrix and each CombiMatrix Subsidiary as of the date of this Agreement (the “CombiMatrix D&O Policies”). Section 2.15(b) of the CombiMatrix Disclosure Schedule accurately sets forth the most recent annual premiums paid by CombiMatrix and each CombiMatrix Subsidiary with respect to the CombiMatrix D&O Policies. All premiums for the CombiMatrix D&O Policies have been paid.

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2.16        Legal Proceedings; Orders.

(a)       Except as set forth in Section 2.16(a) of the CombiMatrix Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of CombiMatrix, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves CombiMatrix or any of its Subsidiaries, any CombiMatrix Associate (in his or her capacity as such) or any of the material assets owned or used by CombiMatrix or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of CombiMatrix, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)       There is no order, writ, injunction, judgment or decree to which CombiMatrix or any CombiMatrix Subsidiary, or any of the material assets owned or used by CombiMatrix or any CombiMatrix Subsidiary is subject. To the Knowledge of CombiMatrix, no officer or other Key Employee of CombiMatrix or any CombiMatrix Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Key Employee from engaging in or continuing any conduct, activity or practice relating to the business of CombiMatrix or any CombiMatrix Subsidiary or to any material assets owned or used by CombiMatrix or any CombiMatrix Subsidiary.

2.17       Authority; Binding Nature of Agreement. CombiMatrix and each CombiMatrix Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The CombiMatrix Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of CombiMatrix and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) recommended adoption and approval of the Merger Proposal, including the adoption and approval of this Agreement and the Merger, by the holders of CombiMatrix Common Stock and directed that the Merger Proposal be submitted for consideration by CombiMatrix’s stockholders in connection with the solicitation of the Required CombiMatrix Stockholder Vote. This Agreement has been duly executed and delivered by CombiMatrix and, assuming the due authorization, execution and delivery by Invitae, constitutes the legal, valid and binding obligation of CombiMatrix, enforceable against CombiMatrix in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the CombiMatrix Transaction Bonus Payout Agreements, the CombiMatrix Board of Directors approved the CombiMatrix Transaction Bonus Payout Agreements and the transactions contemplated thereby.

2.18       Inapplicability of Anti-takeover Statutes. The CombiMatrix Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

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2.19       Vote Required. The affirmative vote of a majority of the shares of CombiMatrix Common Stock outstanding on the record date for the CombiMatrix Special Meeting and entitled to vote thereon (the “Required CombiMatrix Stockholder Vote”) is the only vote of the holders of any class or series of CombiMatrix Capital Stock necessary to adopt or approve the Merger Proposal.

2.20       Non-Contravention; Consents.

(a)       Neither the execution, delivery or performance of this Agreement by CombiMatrix, nor the consummation of the Merger or any of the Contemplated Transactions, will: (i) violate or conflict with any provision of the certificate of incorporation or the bylaws of CombiMatrix; or (ii) constitute a material violation of, or be in conflict in any material respect with, any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to CombiMatrix.

(b)       No Consent of or Filing with any Governmental Authority is required for the execution and delivery by CombiMatrix of this Agreement or the consummation by CombiMatrix of the Contemplated Transactions, except for (i) the filing with the SEC of such reports under the Exchange Act and the Form S-4 Merger Registration Statement under the Securities Act as may be required in connection with this Agreement and the Contemplated Transactions, (ii) compliance with, and if applicable, the filing of a premerger notification and report form under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) any filing with NASDAQ.

(c)       Except (i) for any Consent set forth in Section 2.20(c) of the CombiMatrix Disclosure Schedule under any CombiMatrix Contract, (ii) the adoption and approval of the Merger Proposal by CombiMatrix’s stockholders, (iii) any Consents or Filings described in Section 2.20(b), and (iv) such Consents, orders and Filings as may be required under applicable federal and state securities laws, neither CombiMatrix nor any of its Subsidiaries was, is or will be required to make any Filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21        Bank Accounts; Receivables.

(a)        Section 2.21(a) of the CombiMatrix Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of CombiMatrix or any CombiMatrix Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of June 30, 2017 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

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(b)          All existing accounts receivable of CombiMatrix or any CombiMatrix Subsidiary (including those accounts receivable reflected on the CombiMatrix Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the CombiMatrix Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of CombiMatrix or any CombiMatrix Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the CombiMatrix Unaudited Interim Balance Sheet. All deposits of CombiMatrix (including those set forth on the CombiMatrix Unaudited Interim Balance Sheet) which are individually more than $10,000 or more than $25,000 in the aggregate are fully refundable to CombiMatrix.

2.22       No Financial Advisor. Except as set forth in Section 2.22 of the CombiMatrix Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of CombiMatrix or any of its Subsidiaries.

2.23       Opinion of Financial Advisor. The CombiMatrix Board of Directors (in its capacity as such) has received an opinion of Torreya Partners LLC, financial advisor to CombiMatrix, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to CombiMatrix from a financial point of view. Promptly following execution of this Agreement, CombiMatrix will furnish an accurate and complete copy of such opinion to Invitae.

2.24       Shell Company Status. CombiMatrix is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

2.25       Transactions with Affiliates. Since the date of CombiMatrix’s last proxy statement filed in 2017 with the SEC, no event has occurred that would be required to be reported by CombiMatrix pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.25 of the CombiMatrix Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of CombiMatrix as of the date of this Agreement.

2.26       Code of Ethics. CombiMatrix has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. CombiMatrix has promptly disclosed any change in or waiver of CombiMatrix’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of CombiMatrix, there have been no violations of provisions of CombiMatrix’s code of ethics by any such persons.

2.27       Disclosure. The information supplied by CombiMatrix and each CombiMatrix Subsidiary for inclusion in the Form S-4 Merger Registration Statement and Proxy Statement/Prospectus (including any CombiMatrix financials) will not, at the time that the Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of CombiMatrix, at the time of the CombiMatrix Stockholders’ Meeting and at the Effective Time, (i) contain any untrue statement of material fact or (ii) omit to state any material fact necessary in order to make such statements, in the light of the circumstances under which such statements are made, not misleading. The information supplied by CombiMatrix and each CombiMatrix Subsidiary for inclusion in the Form S-4 Warrant Exchange Offer Registration Statement or in the other Offer Documents (including any CombiMatrix financials) will not, as of the date any Offer Document is first mailed to holders of CombiMatrix Series F Warrants and at the Closing, (i) contain any untrue statement of material fact or (ii) omit to state any material fact necessary in order to make such statements, in the light of the circumstances under which such statements are made, not misleading.

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2.28        Exclusivity of Representations. Except as expressly set forth in this Section 2, neither CombiMatrix nor any Person on behalf of CombiMatrix has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of CombiMatrix or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

Section 3.	REPRESENTATIONS AND WARRANTIES OF INVITAE AND MERGER SUB

Invitae and Merger Sub represent and warrant to CombiMatrix as follows, except as set forth in the written disclosure schedule delivered by Invitae to CombiMatrix (the “Invitae Disclosure Schedule”). The Invitae Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Invitae Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Invitae Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Invitae Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1         Organization; Authority; Enforceability. Each of Invitae and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. All corporate action (including, with respect to Merger Sub, by its sole stockholder) required to be taken in order to authorize Invitae and Merger Sub to enter into this Agreement has been taken. All action on the part of the officers of Invitae and Merger Sub necessary for the execution and delivery of this Agreement and the performance of all obligations of Invitae and Merger Sub under this Agreement has been taken (other than, with respect to the consummation of the Merger, the filing of a certificate of merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by Invitae and Merger Sub and constitutes the legal, valid and binding obligation of Invitae and Merger Sub, enforceable against Invitae and Merger Sub in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Invitae and Merger Sub are each qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Invitae Material Adverse Effect.

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3.2         Non-Contravention; Governmental Consents.

(a)         Neither the execution, delivery or performance of this Agreement by Invitae or Merger Sub, nor the consummation of the Merger or any of the Contemplated Transactions, will: (i) violate or conflict with any provision of the respective certificates of incorporation or the bylaws of Invitae or Merger Sub; or (ii) to the Knowledge of Invitae, constitute a material violation of, or be in conflict in any material respect with, any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Invitae or Merger Sub.

(b)         No Consent of or Filing with any Governmental Authority is required for the execution and delivery by Invitae or Merger Sub of this Agreement or the consummation by Invitae or Merger Sub of the Contemplated Transactions, except for (i) the filing with the SEC of the Form S-4 Merger Registration Statement, the Form S-4 Warrant Exchange Offer Registration Statement and any other applicable Offer Documents, and such reports under the Exchange Act and under the Securities Act as may be required in connection with this Agreement and the Contemplated Transactions, (ii) compliance with and, if applicable, the filing of a premerger notification and report form under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing with The New York Stock Exchange (the “NYSE”) in respect of the shares of Invitae Common Stock issuable pursuant to this Agreement (with respect to both the Merger and the Warrant Exchange Offer) and (iv) such Consents, orders and Filings as may be required under applicable federal or state securities laws.

3.3          SEC Documents.

(a)         Invitae has filed all reports required to be filed by it with the SEC since January 1, 2017, and Invitae has made available to CombiMatrix (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, the “Invitae SEC Documents”). As of their respective dates, each of the Invitae SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and none of the Invitae SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All statements, reports, schedules, forms and other documents required to have been filed by Invitae or its officers with the SEC have been so filed on a timely basis. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Invitae SEC Documents (collectively, the “Invitae Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b)         Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Invitae SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Invitae and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material). Other than as expressly disclosed in the Invitae SEC Documents filed prior to the date of this Agreement, there has been no material change in Invitae’s accounting methods or principles prior to the date of this Agreement that would be required to be disclosed in Invitae’s financial statements in accordance with GAAP. The books of account and other financial records of Invitae are true and complete in all material respects.

(c)         Invitae is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NYSE.

(d)         Invitae’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Invitae in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Invitae’s management as appropriate to allow timely decisions regarding required disclosure and to make the Invitae Certifications.

3.4         Compliance; Permits. Invitae is in compliance in all material respects with all applicable Legal Requirements. Except for Loan and Security Agreement dated as of March 15, 2017 between Oxford Capital, LLC and Invitae (as it may be amended from time to time), and the condition to closing contemplated by Section 7.8 (i.e., the Oxford Consent), there is no agreement, judgment, injunction, order or decree binding upon Invitae which (i) may have an adverse effect on Invitae’s ability to comply with or perform any covenant or obligation under this Agreement, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other Contemplated Transactions. Invitae holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of the business of Invitae as currently conducted (the “Invitae Regulatory Permits”), except where the absence of any Governmental Authorization would not be reasonably expected to have an Invitae Material Adverse Effect, and, to the Knowledge of Invitae, no such Invitae Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications.

3.5         No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Invitae.

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3.6        Legal Proceedings; Orders. There is no pending Legal Proceeding, and, to the Knowledge of Invitae, no Person has threatened in writing to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

3.7        Shares of Common Stock. The shares of Invitae Common Stock to be issued and delivered to the CombiMatrix Stockholders as the Merger Consideration in accordance with this Agreement, when so issued and delivered, have been or will be, when issued, (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Invitae’s certificate of incorporation or bylaws or any agreement to which Invitae is a party, and (ii) issued in compliance with applicable Legal Requirements, including securities laws, and all material requirements set forth in applicable Contracts.

3.8        No Vote of Invitae Stockholders. Except for the adoption of this Agreement by Invitae as the sole stockholder of Merger Sub, no vote of the stockholders of Invitae is required by any Legal Requirement or the certificate of incorporation or bylaws of Invitae in order for Invitae to consummate the Merger or the Warrant Exchange Offer.

3.9        Lack of Ownership of Shares. As of the date of this Agreement, neither Invitae nor any of its Subsidiaries owns, directly or indirectly, any securities of CombiMatrix.

3.10      Merger Sub Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Invitae. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other actions contemplated by this Agreement.

3.11      Disclosure. The information supplied by Invitae for inclusion in the Form S-4 Merger Registration Statement and Proxy Statement/Prospectus (including any Invitae financials) will not, at the time that the Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of CombiMatrix, at the time of the CombiMatrix Stockholders’ Meeting and at the Effective Time, (i) contain any untrue statement of material fact or (ii) omit to state any material fact necessary in order to make such statements, in the light of the circumstances under which such statements are made, not misleading. The information supplied by Invitae for inclusion in the Form S-4 Warrant Exchange Offer Registration Statement or in the other Offer Documents (including any Invitae financials) will not, as of the date any Offer Document is first mailed to holders of CombiMatrix Series F Warrants and at the Closing, (i) contain any untrue statement of material fact or (ii) omit to state any material fact necessary in order to make such statements, in the light of the circumstances under which such statements are made, not misleading.

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3.12       Exclusivity of Representations. Except as expressly set forth in this Section 3, neither Invitae, Merger Sub, nor any Person on behalf of Invitae or Merger Sub has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Invitae or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

Section 4.	CERTAIN COVENANTS OF THE PARTIES

4.1          Access and Investigation.

(a)        Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice CombiMatrix shall, and shall use commercially reasonable efforts to cause CombiMatrix’s Representatives to: (a) provide Invitae and Invitae’s Representatives with reasonable access during normal business hours to CombiMatrix’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to CombiMatrix and its Subsidiaries; (b) provide Invitae and Invitae’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product, technology and service data, and other documents and information relating to CombiMatrix and its Subsidiaries, and with such additional financial, operating and other data and information regarding CombiMatrix and its Subsidiaries as Invitae may reasonably request; and (c) permit Invitae’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of CombiMatrix responsible for CombiMatrix’s financial statements and the internal controls of CombiMatrix to discuss such matters as Invitae deem necessary or appropriate in order to enable Invitae to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, CombiMatrix shall promptly make available to Invitae copies of:

(i)        the unaudited monthly consolidated balance sheets of CombiMatrix as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 20 days after the end of such calendar month, or such longer periods as Invitae may agree to in writing;

(ii)       all material operating and financial reports prepared by CombiMatrix for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)       any written materials or communications sent by or on behalf of CombiMatrix to its stockholders;

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(iv)        any intended filing under the Exchange Act, which shall be delivered in the proposed form for filing at least two (2) Business Days before the proposed date of filing (to the extent practicable);

(v)         any material notice, document or other communication sent by or on behalf of CombiMatrix to any party to any CombiMatrix Material Contract or sent to CombiMatrix by any party to any CombiMatrix Material Contract (other than any communication that relates solely to routine commercial transactions between CombiMatrix and the other party to any such CombiMatrix Material Contract, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(vi)        any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of CombiMatrix in connection with the Merger or any of the Contemplated Transactions;

(vii)       any non-privileged notice, document or other communication sent by or on behalf of, or sent to, CombiMatrix relating to any pending or threatened Legal Proceeding involving or affecting CombiMatrix; and

(viii)      any material notice, report or other document received by CombiMatrix from any Governmental Body.

Notwithstanding the foregoing, CombiMatrix may restrict the foregoing access to the extent that (x) any Legal Requirement applicable to CombiMatrix requires CombiMatrix to restrict or prohibit access to any of CombiMatrix’s properties or information or (y) such access or disclosure would jeopardize the attorney-client privilege of such information.

(b)       Invitae and Invitae’s Representatives, respectively, will not use any information obtained pursuant to Section 4.1(a) (to which it was not entitled under any Legal Requirement or any agreement other than this Agreement) for any purpose unrelated (i) to the consummation of the Contemplated Transactions or (ii) the matters contemplated by this Agreement, and will hold all information and documents obtained pursuant to Section 4.1(a) subject to the terms of the Confidentiality Agreement.

4.2         Operation of CombiMatrix’s Business.

(a)        During the Pre-Closing Period: (i) CombiMatrix shall conduct its business and operations solely: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements, Health Laws, Information Privacy and Security Laws, Trade Control Laws, CombiMatrix Regulatory Permits, CAP standards of accreditation, Payment Programs, and the requirements of all Contracts that constitute CombiMatrix Material Contracts; (ii) CombiMatrix shall continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) CombiMatrix shall promptly notify Invitae of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting CombiMatrix that is commenced, or, to the Knowledge of CombiMatrix, threatened against, CombiMatrix after the date of this Agreement; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the CombiMatrix Disclosure Schedule. CombiMatrix shall, acting in the Ordinary Course of Business, use commercially reasonable efforts to preserve intact the Acquired Corporations’ current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with Governmental Bodies and all significant suppliers, customers, licensors, licensees, distributors and lessors and other significant business relations.

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(b)        During the Pre-Closing Period, CombiMatrix shall promptly notify Invitae in writing, by delivering an updated CombiMatrix Disclosure Schedule, of: (i) the discovery by CombiMatrix of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material inaccuracy in any representation or warranty made by CombiMatrix in this Agreement in a manner that would cause the conditions set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by CombiMatrix in this Agreement in a manner that would cause the conditions set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of CombiMatrix; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, CombiMatrix shall promptly advise Invitae in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, CombiMatrix or, to the Knowledge of CombiMatrix, any director, officer or Key Employee of CombiMatrix. No notification given to Invitae (including pursuant to this Section 4.2(b)) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of CombiMatrix or any of its Subsidiaries contained in this Agreement or the CombiMatrix Disclosure Schedule (including for purposes of Section 7.1).

4.3         Negative Obligations.

Except (i) as expressly contemplated or permitted by this Agreement or (ii) with the prior written consent of Invitae, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, CombiMatrix shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(a)        declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of CombiMatrix Common Stock from terminated employees of CombiMatrix);

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(b)       sell, issue or grant, or authorize the issuance of: (i) any capital stock or other security (except for shares of CombiMatrix Common Stock issued upon the valid exercise of CombiMatrix Options, CombiMatrix RSUs or CombiMatrix Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(c)       amend its certificate of incorporation, bylaws or other charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(d)       form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(e)       lend money to any Person; other than in the Ordinary Course of Business, incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or, other than in the Ordinary Course of Business, make any capital expenditure or commitment;

(f)        adopt, establish or enter into any CombiMatrix Employee Plan; cause or permit any CombiMatrix Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code; except as set forth on Schedule 4.3(f), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants; or pay or increase the severance or change of control benefits offered to any current or new employee or consultant;

(g)       enter into any material transaction outside the Ordinary Course of Business;

(h)       purchase, lease, license or otherwise acquire, or sell, lease, license or otherwise dispose of, any asset, right or property, or grant any Encumbrance with respect to any asset, right or property, except in the Ordinary Course of Business consistent with past practices;

(i)       make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

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(j)       without the prior written consent of Invitae which shall not be unreasonably withheld, delayed or conditioned, enter into, amend or terminate any CombiMatrix Material Contract;

(k)       without the prior written consent of Invitae which shall not be unreasonably withheld, delayed or conditioned, (i) materially change pricing, royalties or other payments set or charged to its customers or licensees, or (ii) materially increase pricing, royalties or other payments set or charged by vendors or persons who have licensed Intellectual Property to it; or

(l)       agree, resolve or commit to do any of the foregoing.

4.4          No Solicitation.

(a)       CombiMatrix agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to, directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding CombiMatrix or any of its Subsidiaries to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to Invitae).

(b)       Notwithstanding anything contained in Section 4.4(a), prior to the Merger Proposal having been adopted and approved at the CombiMatrix Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required CombiMatrix Stockholder Vote, (i) CombiMatrix may enter into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which CombiMatrix’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding CombiMatrix pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no-hire provisions and “standstill” provisions) at least as favorable to CombiMatrix as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither CombiMatrix nor any Representative of CombiMatrix has breached this Section 4.4; (B) the CombiMatrix Board of Directors determines in good faith based on the advice of outside legal counsel that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the CombiMatrix Board of Directors under applicable Legal Requirements; (C) at least five (5) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, CombiMatrix gives Invitae written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby, and CombiMatrix’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least five (5) Business Days prior to furnishing any such non-public information to such Person, CombiMatrix furnishes such non-public information to Invitae (to the extent such non-public information has not been previously furnished by CombiMatrix to Invitae). Without limiting the generality of the foregoing, CombiMatrix acknowledges and agrees that, in the event any CombiMatrix Representative (whether or not such Representative is purporting to act on behalf of CombiMatrix) takes any action that, if taken by CombiMatrix, would constitute a breach of this Section 4.4 by CombiMatrix, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by CombiMatrix for purposes of this Agreement.

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(c)       If CombiMatrix or any CombiMatrix Representative receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then CombiMatrix shall promptly (and in no event later than twenty-four (24) hours after CombiMatrix becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Invitae orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the terms thereof, and any written materials submitted therewith). CombiMatrix shall keep Invitae fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto, and shall deliver copies of any written materials submitted therewith. In addition to the foregoing, CombiMatrix shall provide Invitae with at least five (5) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry CombiMatrix has received.

(d)       CombiMatrix shall and shall cause its Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of CombiMatrix or its Subsidiaries that was furnished by or on behalf of CombiMatrix or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1          Registration Statement; Proxy Statement/Prospectus; Warrant Exchange Offer.

(a)       As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and, Invitae shall prepare and cause to be filed with the SEC the Form S-4 Merger Registration Statement (in which the Proxy Statement/Prospectus will be included as a prospectus). Invitae covenants to CombiMatrix that the Proxy Statement/Prospectus, including any pro forma financial statements included therein, will not, at the time that the Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of CombiMatrix, at the time of the CombiMatrix Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Invitae makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus by CombiMatrix or based on information furnished by CombiMatrix for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Merger Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Merger Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Prior to the Form S-4 Merger Registration Statement being declared effective, (1) CombiMatrix shall execute and deliver to Stradling Yocca Carlson & Rauth, P.C. (“Stradling”) and to Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) the applicable “Tax Representation Letter” referenced in Section 5.9(c); and (2) Invitae shall execute and deliver to Pillsbury and to Stradling the applicable “Tax Representation Letter” referenced in Section 5.9(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (A) CombiMatrix shall use its commercially reasonable efforts to cause Stradling to deliver to it a tax opinion satisfying the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act; and (B) Invitae shall use its commercially reasonable efforts to cause Pillsbury to deliver to it a tax opinion satisfying the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(a) and Section 5.9(c). CombiMatrix shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to CombiMatrix’s stockholders as promptly as practicable after the Form S-4 Merger Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1(a). If any event relating to CombiMatrix occurs, or if CombiMatrix becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Merger Registration Statement or the Proxy Statement/Prospectus, then CombiMatrix shall promptly inform Invitae thereof and shall cooperate fully with Invitae in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to CombiMatrix’s stockholders.

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(b)       The Parties shall use their commercially reasonable efforts to (i) do all things necessary or desirable to allow Invitae to commence an exchange offer (the “Warrant Exchange Offer”) whereby holders of CombiMatrix Series F Warrants may elect to exchange outstanding CombiMatrix Series F Warrants for shares of Invitae Common Stock on a basis determined by Invitae in its sole discretion, (ii) cooperate in securing the agreement of holders of CombiMatrix Series F Warrants to participate in the Warrant Exchange Offer such that at least 90% of the CombiMatrix Series F Warrants outstanding immediately prior to the date of this Agreement are exchanged in the Warrant Exchange Offer (such threshold of exchange or exercise, the “Minimum Warrant Exchange Participation”) and (iii) do all things necessary or desirable to allow Invitae to consummate the Warrant Exchange Offer at or immediately prior to the Closing assuming the Minimum Warrant Exchange Participation is met and that the Closing is otherwise ready to occur (including because the conditions set forth in Section 6, Section 7, and Section 8 have been satisfied or waived). Notwithstanding the foregoing, CombiMatrix shall have no obligations under this Section 5.1(b) to the extent that Invitae has not offered shares of Invitae Common Stock with a value (based on the Invitae Trailing Average Share Value) of at least $2.90 (rounded to the nearest cent) per CombiMatrix Series F Warrant in the Warrant Exchange Offer. In connection with the Warrant Exchange Offer, the Parties shall cooperate with each other regarding, and prepare, offering documents, which the Parties will cause to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, for the purpose of effecting and consummating the Warrant Exchange Offer (the “Offer Documents”). The Offer Documents shall include (1) an Offer to Exchange document describing the material terms of the Warrant Exchange Offer, (2) a Statement on Schedule TO with respect to the Warrant Exchange Offer, if required, (3) a registration statement on Form S-4 registering the Warrant Exchange Offer (the “Form S-4 Warrant Exchange Offer Registration Statement”), (4) a statement by the CombiMatrix Board describing the CombiMatrix Board Recommendation and the Minimum Warrant Exchange Participation, including that the Minimum Warrant Exchange Participation is a condition to the obligations of Invitae and Merger Sub to effect the Merger, and (5) all ancillary documents related to the Warrant Exchange Offer, including exhibits, press releases, letters of transmittal, notices and announcements. Invitae covenants to CombiMatrix that the Offer Documents, including any pro forma financial statements included therein, will not, as of the date any Offer Document is first mailed to holders of CombiMatrix Series F Warrants and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Invitae makes no covenant, representation or warranty with respect to statements made in any Offer Document by CombiMatrix or based on information furnished by CombiMatrix for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Warrant Exchange Offer Registration and the other Offer Documents to comply with the applicable rules and regulations promulgated by the SEC, and to respond promptly to any comments of the SEC or its staff. Invitae shall, substantially contemporaneously with, or as promptly as practicable after, the filing of the Form S-4 Merger Registration Statement, file with the SEC the Form S-4 Warrant Exchange Offer Registration Statement and the Parties shall use commercially reasonable efforts to cause the Form S-4 Warrant Exchange Offer Registration Statement to be declared effective by the SEC so as to permit the Warrant Exchange Offer to be conducted in a timely manner and consistent with applicable regulations and requirements under securities laws, including the Exchange Act. Prior to the Form S-4 Warrant Exchange Offer Registration Statement being declared effective, (1) CombiMatrix shall execute and deliver to Stradling and to Pillsbury the applicable “Tax Representation Letter” referenced in Section 5.9(c); and (2) Invitae shall execute and deliver to Pillsbury and to Stradling the applicable “Tax Representation Letter” referenced in Section 5.9(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (A) CombiMatrix shall use its commercially reasonable efforts to cause Stradling to deliver to it a tax opinion satisfying the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act; and (B) Invitae shall use its commercially reasonable efforts to cause Pillsbury to deliver to it a tax opinion satisfying the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(b) and Section 5.9(c). When appropriate after the Form S-4 Warrant Exchange Offer Registration Statement becomes effective (i.e., so as to permit the Warrant Exchange Offer to be conducted in a timely manner and consistent with applicable regulations and requirements under securities laws, including the Exchange Act), the Parties shall cause the Offer Documents to be mailed to the holders of the CombiMatrix Series F Warrants. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1(b). If any event relating to CombiMatrix occurs, or if CombiMatrix becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Warrant Exchange Offer Registration Statement or any other Offer Document, then CombiMatrix shall promptly inform Invitae thereof and shall cooperate fully with Invitae in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the holders of the CombiMatrix Series F Warrants.

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(c)       Prior to the Effective Time, Invitae shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Invitae Common Stock to be issued in the Merger or the Warrant Exchange Offer (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every applicable jurisdiction of the United States; provided, however, that Invitae shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(d)       CombiMatrix shall reasonably cooperate with Invitae and provide, and require its Representatives, advisors, accountants and attorneys to provide, Invitae and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding CombiMatrix that is required to be included in any Registration Statement or reasonably requested from CombiMatrix to be included in any Registration Statement. Without limiting the foregoing, CombiMatrix shall use commercially reasonable efforts to cause to be delivered to Invitae a consent of, and to the extent reasonably requested by Invitae’s independent accounting firm a letter confirming certain CombiMatrix financial information from, CombiMatrix’s independent accounting firm, dated no more than two (2) Business Days before the date(s) on which, as applicable, the Form S-4 Merger Registration Statement or the Form S-4 Warrant Exchange Offer Registration Statement becomes effective (and reasonably satisfactory in form and substance to Invitae), that are customary in scope and substance for such consents and letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

5.2         CombiMatrix Stockholders’ Meeting.

(a)       CombiMatrix shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of CombiMatrix Common Stock to vote on the Merger Proposal and, if required in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seek a non-binding, advisory vote of the CombiMatrix stockholders to approve certain compensation that may become payable to CombiMatrix’s named executive officers in connection with the completion of the Merger (such meeting, the “CombiMatrix Stockholders’ Meeting”). The CombiMatrix Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Merger Registration Statement is declared effective under the Securities Act. CombiMatrix shall take reasonable measures to ensure that all proxies solicited in connection with the CombiMatrix Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

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(b)       CombiMatrix agrees that, subject to Section 5.2(c): (i) CombiMatrix’s Board of Directors shall recommend that the holders of CombiMatrix Capital Stock vote to adopt and approve the Merger Proposal and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the CombiMatrix Board of Directors has determined that the Merger is advisable and fair to, and in the best interests of, CombiMatrix and its stockholders, has deemed advisable and approved this Agreement, the Merger and the other actions contemplated by this Agreement, and recommends that CombiMatrix’s stockholders vote to adopt and approve the Merger Proposal (the “CombiMatrix Board Recommendation”); and (iii) the CombiMatrix Board Recommendation shall not be withdrawn or modified in a manner adverse to Invitae, and no resolution by the CombiMatrix Board of Directors or any committee thereof to withdraw or modify the CombiMatrix Board Recommendation in a manner adverse to Invitae, shall be adopted or proposed.

(c)       Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the Merger Proposal having been adopted and approved at the CombiMatrix Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required CombiMatrix Stockholder Vote, CombiMatrix’s Board of Directors may withhold, amend, withdraw or modify the CombiMatrix Board Recommendation in a manner adverse to Invitae or recommend any Acquisition Transaction (collectively a “CombiMatrix Board Adverse Recommendation Change”) if, but only if, CombiMatrix’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, that Invitae receives written notice from CombiMatrix confirming that CombiMatrix’s Board of Directors intends to change its recommendation at least five (5) Business Days in advance of the CombiMatrix Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to Invitae. Such notice shall describe in reasonable details the reasons for such intention and, if such reasons are related to a Superior Offer, then also specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto).

(d)       CombiMatrix’s obligation to call, give notice of and hold the CombiMatrix Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the CombiMatrix Board Recommendation.

(e)       Nothing contained in this Agreement shall prohibit CombiMatrix or its Board of Directors from (i) taking and disclosing to the stockholders of CombiMatrix a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the stockholders of CombiMatrix if the CombiMatrix Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of CombiMatrix under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the stockholders of CombiMatrix pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a CombiMatrix Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless CombiMatrix’s Board of Directors reaffirms the CombiMatrix Board Recommendation in such disclosure or public statement or within three (3) Business Days of such disclosure or public statement; (B) in the case of clause (iii), any such disclosure or public statement shall be deemed to be a CombiMatrix Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the CombiMatrix Board of Directors reaffirms the CombiMatrix Board Recommendation in such disclosure or public statement or within five (5) Business Days of such disclosure or public statement; and (C) CombiMatrix shall not affect a CombiMatrix Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.2(c).

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5.3         Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger and the Warrant Exchange Offer under any applicable foreign Legal Requirement relating to antitrust or competition matters. CombiMatrix and Invitae shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.4          Warrants, RSUs and CombiMatrix Options.

(a)       At the Effective Time, (i) each in-the-money CombiMatrix Option outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall become immediately vested as of the Effective Time and converted into the number of shares of unrestricted Invitae Common Stock calculated pursuant to Section 1.5(a)(ii)(4) (“Converted CombiMatrix Options”), and (ii) each out-of-the-money CombiMatrix Option outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and terminated as of the Effective Time for no consideration (the “Terminated CombiMatrix Options”). From and after the date of this Agreement, no further awards will be made under the 2006 Plan or the CombiMatrix Molecular Diagnostics 2005 Stock Award Plan (the “CMDX 2005 Plan”) adopted by CombiMatrix’s wholly owned subsidiary, CombiMatrix Molecular Diagnostics, Inc. (“CMDX”). Prior to the Effective Time, the CombiMatrix Board of Directors will adopt appropriate resolutions (which draft resolutions shall be provided to Invitae for reasonable review and approval by Invitae prior to adoption by the CombiMatrix Board of Directors) and will have taken all other actions necessary and appropriate (under the 2006 Plan, the CombiMatrix Options and otherwise) to effectuate the provisions of this Section 5.4(a), including to ensure that (x) as of the Effective Time each Converted CombiMatrix Option shall become immediately vested as of the Effective Time and converted into the number of shares of unrestricted Invitae Common Stock calculated pursuant to Section 1.5(a)(ii)(4) and (y) from and after the Effective Time holders of Terminated CombiMatrix Options have no rights with respect thereto and all Terminated CombiMatrix Options shall have been cancelled.

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(b)       Immediately after announcement of the Merger, CombiMatrix shall repurchase half of the outstanding and unexercised CombiMatrix Series A Warrants, CombiMatrix Series B Warrants, CombiMatrix Series C Warrants, CombiMatrix Series E Warrants and CombiMatrix PIPE Warrants, and upon the Closing, CombiMatrix shall repurchase the remainder of the outstanding and unexercised CombiMatrix Series A Warrants, CombiMatrix Series B Warrants, CombiMatrix Series C Warrants, CombiMatrix Series E Warrants and CombiMatrix PIPE Warrants, all pursuant to the terms of that certain CombiMatrix Common Stock Purchase Warrants Repurchase Agreement dated July 11, 2016 (collectively, the “CombiMatrix Warrant Repurchase”). CombiMatrix will have taken all other actions necessary and appropriate under each such warrant series to effectuate the CombiMatrix Warrant Repurchase and the provisions of this Section 5.4(b) and to ensure that, from and after the Effective Time, holders of CombiMatrix Series A Warrants, CombiMatrix Series B Warrants, CombiMatrix Series C Warrants, CombiMatrix Series E Warrants and CombiMatrix PIPE Warrants have no rights with respect thereto and such warrants have been cancelled.

(c)       At the Effective Time, all CombiMatrix Series D Warrants and CombiMatrix Series F Warrants that are outstanding and unexercised at the Effective Time (i.e., to the extent not exchanged in the Warrant Exchange Offer, as to the CombiMatrix Series F Warrants, or exercised prior to consummation of the Merger) shall be converted into and become warrants to purchase Invitae Common Stock, and Invitae shall assume each such CombiMatrix Series D Warrant and CombiMatrix Series F Warrant in accordance with its terms. All rights with respect to CombiMatrix Common Stock under CombiMatrix Series D Warrants and CombiMatrix Series F Warrants assumed by Invitae shall thereupon be converted into rights with respect to Invitae Common Stock. Accordingly, from and after the Effective Time: (i) each CombiMatrix Series D Warrant and CombiMatrix Series F Warrant assumed by Invitae may be exercised solely for shares of Invitae Common Stock; (ii) the number of shares of Invitae Common Stock subject to each CombiMatrix Series D Warrant and CombiMatrix Series F Warrant assumed by Invitae shall be determined by multiplying (A) the number of shares of CombiMatrix Common Stock that were subject to such CombiMatrix Series D Warrant or CombiMatrix Series F Warrant immediately prior to the Effective Time by (B) the Exchange Ratio; (iii) the per share exercise price for the Invitae Common Stock issuable upon exercise of each CombiMatrix Series D Warrant or CombiMatrix Series F Warrant assumed by Invitae shall be determined by dividing the per share exercise price of CombiMatrix Common Stock subject to such CombiMatrix Series D Warrant or CombiMatrix Series F Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio; and (iv) any restriction on any CombiMatrix Series D Warrant or CombiMatrix Series F Warrant assumed by Invitae shall continue in full force and effect, and the term and other provisions of such CombiMatrix Series D Warrant or CombiMatrix Series F Warrant shall otherwise remain unchanged.

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(d)       Prior to the Effective Time, CombiMatrix shall take all actions that may be necessary (under the 2006 Plan, the Converted CombiMatrix Options, the Terminated CombiMatrix Options, the CombiMatrix RSUs, the CombiMatrix Warrants and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Converted CombiMatrix Options, Terminated CombiMatrix Options, CombiMatrix RSUs and CombiMatrix Warrants have no rights with respect thereto other than those specifically provided in this Section 5.4 or, as applicable, Section 1.5.

5.5          Employee Benefits.

(a)       Effective no later than the day immediately preceding the Closing Date, CombiMatrix shall terminate (i) all CombiMatrix Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any CombiMatrix Employee Plans intended to include a Code Section 401(k) arrangement (each, a “CombiMatrix 401(k) Plan”), and (ii) each other CombiMatrix Employee Plan set forth on Schedule 5.5 unless written notice is provided by Invitae to CombiMatrix no later than three (3) calendar days prior to the Closing Date, instructing CombiMatrix not to terminate any such CombiMatrix Employee Plan. CombiMatrix shall provide Invitae with evidence that such CombiMatrix Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the CombiMatrix Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Invitae. CombiMatrix also shall take such other actions in furtherance of terminating such CombiMatrix Employee Plan(s) as Invitae may reasonably require. In the event that termination of any CombiMatrix 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then CombiMatrix shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Invitae no later than fourteen (14) calendar days prior to the Closing Date.

(b)       Without limiting the provisions of Section 10.7, Invitae shall exercise commercially reasonable efforts to cause its employee benefit plan intended to include a Code Section 401(k) arrangement (an “Invitae 401(k) Plan”) to (i) effective on the Closing Date, add CombiMatrix to the Invitae 401(k) Plan as a participating employer, (ii) accept, in accordance with applicable law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of the account balances (including earnings thereon through the date of transfer and any promissory notes evidencing outstanding loans) of each CombiMatrix employee under the CombiMatrix 401(k) Plan if such employee continues to be employed by CombiMatrix (or Invitae) through the Closing Date and if such rollover to the Invitae 401(k) Plan is elected in accordance with applicable law by such CombiMatrix employee and (iii) waive all limitations as to eligibility waiting periods with respect to participation applicable under such Invitae 401(k) Plan for CombiMatrix employees continuing to be employed by CombiMatrix (or Invitae) through the Closing Date.

5.6          Indemnification of Officers and Directors.

(a)       From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of CombiMatrix (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of CombiMatrix, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation upon receipt by the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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(b)       The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Invitae shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of CombiMatrix than are presently set forth in the Certificate of Incorporation and Bylaws of CombiMatrix, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of CombiMatrix.

(c)       CombiMatrix shall, prior to the Closing, purchase an insurance policy with an effective date as of the Closing which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by CombiMatrix.

(d)       The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6.

(e)       The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of CombiMatrix by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)        In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any person, or (iii) dissolves, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or Invitae, in the case of dissolution) shall succeed to the obligations set forth in this Section 5.6.

5.7         Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all Filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained pursuant to any applicable Legal Requirement, Contract or otherwise by such Party in connection with the Merger or any of the other Contemplated Transactions or for any such Contract to remain in full force and effect (including, in the case of Invitae, the Oxford Consent); (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the obligations of CombiMatrix, in the case of Invitae and Merger Sub, or Invitae and Merger Sub, in the case of CombiMatrix, to effect the Merger and otherwise consummate the Contemplated Transactions.

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5.8         Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Parties shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure; provided, however, that each of CombiMatrix and Invitae may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by CombiMatrix or Invitae in compliance with this Section 5.8.

5.9          Tax Matters.

(a)       Invitae, Merger Sub and CombiMatrix shall use their respective commercially reasonable efforts to cause the Merger, together with the Warrant Exchange Offer, to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger, together with the Warrant Exchange Offer, from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)       This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger, together with the Warrant Exchange Offer, as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)       CombiMatrix shall deliver to Stradling and Pillsbury a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(a) and signed by an officer of CombiMatrix, containing representations of CombiMatrix, and Invitae shall deliver to Pillsbury and Stradling a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(a) and signed by an officer of Invitae, containing representations of Invitae, in each case as shall be reasonably necessary or appropriate to enable Stradling and Pillsbury to render the applicable opinions described in Sections 5.1(a) and 5.1(b) of this Agreement.

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5.10       Securityholder Litigation. CombiMatrix shall give Invitae the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any litigation (including litigation brought by stockholders or securityholders of CombiMatrix) against CombiMatrix and/or its directors relating to the Contemplated Transactions, and CombiMatrix shall not settle or compromise any litigation arising or resulting from the Contemplated Transactions without Invitae’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

5.11       Legends. Invitae shall be entitled to place appropriate legends on the certificates evidencing any shares of Invitae Common Stock to be received in the Merger by equityholders of CombiMatrix who may be considered Affiliates of Invitae for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Invitae Common Stock.

5.12       Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.13       Directors and Officers. CombiMatrix shall obtain and deliver to Invitae at or prior to the Effective Time the resignation of each officer and director of CombiMatrix who is not continuing, at the sole discretion of Invitae, as an officer or director of the Surviving Corporation following the Effective Time.

5.14       Section 16 Matters. Prior to the Effective Time, Invitae shall take all such steps as may be required to cause any acquisitions of Invitae Common Stock resulting from the Merger and the other actions contemplated by this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Invitae, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15       CombiMatrix Transaction Bonus Payout Agreements. Bonus payments under the CombiMatrix Transaction Bonus Plan shall be paid in cash to all participants in accordance with the terms of the CombiMatrix Transaction Bonus Plan, other than the executive officers, the Vice President of Billing & Reimbursement and the directors of CombiMatrix. Pursuant to the CombiMatrix Transaction Bonus Payout Agreements entered into with each of the executive officers and the Vice President of Billing & Reimbursement of CombiMatrix concurrently with the execution of this Agreement, the bonus payments for each such executive officer and Vice President of Billing & Reimbursement shall be paid in RSUs of Invitae (to be settled in shares of Invitae Common Stock) calculated using the Invitae Trailing Average Share Value and subject to time-based vesting with acceleration upon a change in control of Invitae and/or certain other events as set forth in the applicable CombiMatrix Transaction Bonus Payout Agreement. Pursuant to the CombiMatrix Transaction Bonus Payout Agreements entered into with each of the outside directors of CombiMatrix concurrently with the execution of this Agreement, the bonus payments for each such director shall be paid in unrestricted shares of Invitae Common Stock calculated using the Invitae Trailing Average Share Value.

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5.16       Allocation Certificate. CombiMatrix shall prepare and deliver to Invitae at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and the Chief Executive Officer of CombiMatrix, in a form reasonably acceptable to Invitae, which sets forth a true and complete list, as of immediately prior to the Effective Time, of the following (the “Allocation Certificate”): (i) the record holders of CombiMatrix Common Stock, CombiMatrix RSUs, CombiMatrix Series F Preferred Stock, CombiMatrix Series D Warrants and CombiMatrix Series F Warrants; (ii) the number of shares of CombiMatrix Common Stock owned and/or underlying the CombiMatrix RSUs, CombiMatrix Series F Preferred Stock, CombiMatrix Series D Warrants and CombiMatrix Series F Warrants held by such record holders; (iii) the exercise price for each such CombiMatrix Series D Warrant and CombiMatrix Series F Warrant and the conversion price for the CombiMatrix Series F Preferred Stock; (iv) the number of shares of Invitae Common Stock each record holder of CombiMatrix Common Stock, CombiMatrix RSUs, or CombiMatrix Series F Preferred Stock is entitled to receive as a result of application of the Exchange Ratio; (v) the number of shares of Invitae Common Stock that will be issuable upon the exercise of CombiMatrix Series D Warrants and CombiMatrix Series F Warrants (to the extent not tendered for exchange or exercised prior to the Closing Date) by the record holders thereof as a result of application of the Exchange Ratio; (vi) confirmation of the pending CombiMatrix Warrant Repurchase, including the pay-out details with respect to the holders of the CombiMatrix Warrants at issue; and (vii) the holders of the outstanding CombiMatrix Options, together with confirmation of the pending conversion of the in-the-money CombiMatrix Options pursuant to Sections 5.4(a) and 1.5(a)(ii)(4) and the termination of the out-of-the-money CombiMatrix Options pursuant to Section 5.4(a).

5.17       Disclosure of Liabilities. For purposes of the computation of Net Cash pursuant to Section 1.6, on or prior to the Determination Date, CombiMatrix shall provide Invitae with a list of all Liabilities of CombiMatrix as of the Determination Date as well as projected through the Anticipated Closing Date which are individually in excess of $25,000 or in excess of $25,000 in the aggregate, that had not previously been disclosed to Invitae in the CombiMatrix Disclosure Schedules.

5.18       Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to Invitae, CombiMatrix, Merger Sub, or the Contemplated Transactions, then each of Invitae, CombiMatrix, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Merger and the other Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

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6.1       Effectiveness of Registration Statements. Each Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to such Registration Statement.

6.2       No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or the Warrant Exchange Offer shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger or the Warrant Exchange Offer illegal.

6.3       Stockholder Approval. The Merger Proposal shall have been duly adopted and approved by the Required CombiMatrix Stockholder Vote.

6.4        Regulatory Matters. Any waiting period applicable to the consummation of the Merger and the Warrant Exchange Offer under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Invitae, Merger Sub and/or CombiMatrix, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger or the Warrant Exchange Offer for any period of time; provided, that neither CombiMatrix, on the one hand, nor Invitae or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

6.5        No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger, the Warrant Exchange Offer or any of the other Contemplated Transactions; (b) relating to the Merger, the Warrant Exchange Offer or any of the other Contemplated Transactions and seeking to obtain from Invitae, Merger Sub or CombiMatrix any damages or other relief that may be material to Invitae or CombiMatrix; (c) seeking to prohibit or limit in any material and adverse respect the ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any Invitae Common Stock to be issued in the Merger or the Warrant Exchange Offer; (d) that would materially and adversely affect the right or ability of Invitae or CombiMatrix, respectively, to own the assets or operate the business of Invitae or CombiMatrix (including, from and after the Merger, with CombiMatrix as a subsidiary of Invitae); or (e) seeking to compel CombiMatrix or Invitae (or any of their respective Subsidiaries) to dispose of or hold separate any material assets as a result of the Merger, the Warrant Exchange Offer or any of the other Contemplated Transactions.

6.6        Listing. The shares of Invitae Common Stock to be issued in the Merger and the Warrant Exchange Offer shall be approved for listing on the NYSE as of the Effective Time.

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Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF INVITAE AND MERGER SUB

The obligations of Invitae and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Invitae, at or prior to the Closing, of each of the following conditions:

7.1        Accuracy of Representations. The representations and warranties of CombiMatrix in Sections 2.1, 2.2, 2.3, 2.4, 2.11, 2.17, 2.19, 2.20 and 2.23 are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of CombiMatrix in Section 2 are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (with respect solely to this clause (b)) (i) in each case, or in the aggregate, where the failure to be true and correct would not have a CombiMatrix Material Adverse Effect (provided that all “CombiMatrix Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of CombiMatrix in Section 2 will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date). It is understood that, for purposes of determining the accuracy of any such representations and warranties, any update of or modification to the CombiMatrix Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2       Performance of Covenants. Each of the covenants and obligations in this Agreement that CombiMatrix is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by CombiMatrix in all material respects.

7.3       No CombiMatrix Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any CombiMatrix Material Adverse Effect that is continuing.

7.4       Warrant Exchange Offer. The Warrant Exchange Offer shall have been consummated (or shall be in the process of being consummated substantially simultaneous with the Closing), and the Minimum Warrant Exchange Participation shall have been met (or shall be assured of being met assuming the Warrant Exchange Offer is consummated substantially simultaneous with the Closing); provided, however, that Invitae has offered shares of Invitae Common Stock with a value (based on the Invitae Trailing Average Share Value) of at least $2.90 (rounded to the nearest cent) per CombiMatrix Series F Warrant in the Warrant Exchange Offer.

7.5       CombiMatrix Warrant Repurchase. CombiMatrix shall have effected the CombiMatrix Warrant Repurchase.

7.6       CombiMatrix Transaction Bonus Payout Agreements. The CombiMatrix Transaction Bonus Payout Agreements entered into concurrently with this Agreement by and among CombiMatrix, Invitae and each of the participants in the CombiMatrix Transaction Bonus Plan remain in full force and effect.

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7.7       Consulting Agreements. Consulting agreements with each of Mark McDonough (CombiMatrix’s President and Chief Executive Officer) and Scott Burell (CombiMatrix’s Chief Financial Officer), acceptable in each instance to the applicable individual and Invitae, shall have been executed, with such agreements to commence effectiveness immediately upon the Effective Time.

7.8       Credit Facility Waiver or Consent. Invitae shall have received any Consent required pursuant to the terms of that certain Loan and Security Agreement dated as of March 15, 2017 between Oxford Capital, LLC and Invitae (as it may be amended from time to time) such that none of the Merger, the Warrant Exchange Offer nor any of the other Contemplated Transactions shall cause or represent a breach of event of default thereunder (the “Oxford Consent”).

7.9       Agreements and Other Documents. Invitae shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)      a certificate executed by the Chief Executive Officer and Chief Financial Officer of CombiMatrix confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.6 have been duly satisfied;

(b)      certificates of good standing (or equivalent documentation) of CombiMatrix and each CombiMatrix Subsidiary in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents of CombiMatrix and each CombiMatrix Subsidiary, and a certificate as to the incumbency of officers and the adoption of resolutions of the CombiMatrix Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions;

(c)      written resignations in forms satisfactory to Invitae, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of CombiMatrix who will not be officers or directors of the Surviving Corporation pursuant to Section 5.13;

(d)      the Allocation Certificate; and

(e)      a form of FIRPTA certificate to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h), and in form and substance reasonably acceptable to Invitae, along with written authorization for Invitae to deliver such notice form to the Internal Revenue Service on behalf of CombiMatrix upon the Closing.

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF COMBIMATRIX

The obligations of CombiMatrix to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by CombiMatrix, at or prior to the Closing, of each of the following conditions:

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8.1       Accuracy of Representations. The representations and warranties of Invitae and Merger Sub in Sections 3.1, 3.2, 3.3, 3.4, 3.7 and 3.8 are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Invitae and Merger Sub in Section 3 are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (with respect solely to this clause (b)) (i) in each case, or in the aggregate, where the failure to be true and correct would not have an Invitae Material Adverse Effect (provided that all “Invitae Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Invitae and Merger Sub in Section 3 will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date). It is understood that, for purposes of determining the accuracy of any such representations and warranties, any update of or modification to the Invitae Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

8.2       Performance of Covenants. All of the covenants and obligations in this Agreement that either Invitae or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3       No Invitae Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Invitae Material Adverse Effect that is continuing.

8.4       Certificate. CombiMatrix shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Invitae confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied.

Section 9.	TERMINATION

9.1        Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption and approval of the Merger Proposal by CombiMatrix’s stockholders, unless otherwise specified below):

(a)       by mutual written consent duly authorized by the Boards of Directors of Invitae and CombiMatrix;

(b)       by either Invitae or CombiMatrix if the Merger shall not have been consummated by January 31, 2018 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to CombiMatrix, on the one hand, or to Invitae and Merger Sub, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event the waiting period under the HSR Act has not expired or a request for additional information has been made by any Governmental Authority, or in the event that the SEC has not declared effective under the Securities Act either Registration Statement by the date which is sixty (60) days prior to the End Date, then either CombiMatrix or Invitae shall be entitled to extend the End Date for an additional sixty (60) days;

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(c)       by either Invitae or CombiMatrix if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)       by either Invitae or CombiMatrix if (i) the CombiMatrix Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and CombiMatrix’s stockholders shall have taken a final vote on the Merger Proposal and (ii) the Merger Proposal shall not have been approved and adopted at the CombiMatrix Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required CombiMatrix Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to CombiMatrix where the failure to obtain the Required CombiMatrix Stockholder Vote for the Merger Proposal shall have been caused by the action or failure to act of CombiMatrix and such action or failure to act constitutes a material breach by CombiMatrix of this Agreement;

(e)       by Invitae if a CombiMatrix Triggering Event shall have occurred;

(f)       by CombiMatrix, upon a breach of any representation, warranty, covenant or agreement on the part of Invitae or Merger Sub set forth in this Agreement, or if any representation or warranty of Invitae or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, or if there shall have occurred any Invitae Material Adverse Effect that is continuing such that the condition set forth in Section 8.3 would not be satisfied, provided, that if such inaccuracy in Invitae’s or Merger Sub’s representations and warranties or breach by Invitae or Merger Sub is curable by Invitae or Merger Sub, or if the Effect(s) constituting the Invitae Material Adverse Effect at issue is/are capable of being ameliorated so as to not constitute an Invitae Material Adverse Effect, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy or Invitae Material Adverse Effect until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice to Invitae or Merger Sub (as applicable) of such breach or inaccuracy or Invitae Material Adverse Effect and (ii) Invitae or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach or ameliorate such Invitae Material Adverse Effect (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy or Invitae Material Adverse Effect if such breach by Invitae or Merger Sub is cured or such Invitae Material Adverse Effect is ameliorated prior to such termination becoming effective); or

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(g)       by Invitae, upon a breach of any representation, warranty, covenant or agreement on the part of CombiMatrix set forth in this Agreement, or if any representation or warranty of CombiMatrix shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, or if there shall have occurred any CombiMatrix Material Adverse Effect that is continuing such that the condition set forth in Section 7.3 would not be satisfied, provided, that if such inaccuracy in CombiMatrix’s representations and warranties or breach by CombiMatrix is curable by CombiMatrix, or if the Effect(s) constituting the CombiMatrix Material Adverse Effect at issue is/are capable of being ameliorated so as to not constitute a CombiMatrix Material Adverse Effect, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy or CombiMatrix Material Adverse Effect until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice to CombiMatrix of such breach or inaccuracy or CombiMatrix Material Adverse Effect and (ii) CombiMatrix ceasing to exercise commercially reasonable efforts to cure such breach or ameliorate such CombiMatrix Material Adverse Effect (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy or CombiMatrix Material Adverse Effect if such breach by CombiMatrix is cured or such CombiMatrix Material Adverse Effect is ameliorated prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2       Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3       Expenses; Termination Fees.

(a)       Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions (including any attorneys’ and accountants’ fees and expenses) shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Invitae and CombiMatrix shall share equally all filing fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the Filings by the Parties under any Filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions; and provided, further, that Invitae and CombiMatrix shall also share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, of the Exchange Agent and in relation to preparation and filing with the SEC of the Registration Statements (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) as well as the printing (e.g., paid to a financial printer) of the Registration Statements and the printing or mailing of the Proxy Statement/Prospectus and the Offer Documents.

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(b)       If (i) this Agreement is terminated by Invitae or CombiMatrix pursuant to Section 9.1(d) or by Invitae pursuant to Section 9.1(e), (ii) at any time before the CombiMatrix Stockholders’ Meeting a bona fide Acquisition Proposal with respect to CombiMatrix shall have been publicly announced or disclosed or, in the event this Agreement is terminated pursuant to Section 9.1(e), otherwise communicated to CombiMatrix’s Board of Directors, and (iii) in the event this Agreement is terminated pursuant to Section 9.1(d), within twelve (12) months after the date of such termination, CombiMatrix enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then CombiMatrix shall pay to Invitae, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,400,000 (the “Termination Fee”), in addition to any amount payable to Invitae pursuant to Section 9.3(e); provided, however, that such Termination Fee shall be reduced by any amount already paid to Invitae pursuant to Section 9.3(d).

(c)       (i) If this Agreement is terminated by CombiMatrix pursuant to Section 9.1(f) other than as a result of an Invitae Material Adverse Effect or (ii) in the event of a failure of CombiMatrix to consummate the transactions to be consummated at the Closing solely as a result of an Invitae Material Adverse Effect as set forth in Section 8.3 (provided, that at such time all of the conditions precedent to the obligations of Invitae to a Closing set forth in Section 6 and Section 7 of this Agreement have been satisfied by CombiMatrix, are capable of being satisfied by CombiMatrix, or have been waived by Invitae), then Invitae shall reimburse CombiMatrix for all reasonable fees and expenses incurred by CombiMatrix in connection with this Agreement and the Contemplated Transactions, including (A) all fees and expenses incurred by engagement of the Exchange Agent and in relation to preparation and filing with the SEC of the Registration Statements (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) as well as the printing (e.g., paid to a financial printer) of the Registration Statements and the printing or mailing of the Proxy Statement/Prospectus and the Offer Documents and (B) all fees and expenses incurred in connection with the preparation and Filing under any Filing requirement of any Governmental Authority applicable to this Agreement and the Contemplated Transactions (such expenses, including (A) and (B) above, collectively, the “Third Party Expenses”), up to a maximum of $400,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which CombiMatrix submits to Invitae true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to CombiMatrix except for reasonably documented out-of-pocket expenses otherwise reimbursable by CombiMatrix to such financial advisor pursuant to the terms of CombiMatrix’s engagement letter or similar arrangement with such financial advisor.

(d)       (i) If this Agreement is terminated by Invitae pursuant to Sections 9.1(d), 9.1(e) or 9.1(g) (other than, in the instance of Section 9.1(g), as a result of a CombiMatrix Material Adverse Effect), (ii) if this Agreement is terminated by CombiMatrix pursuant to Section 9.1(d), or (iii) in the event of a failure of Invitae to consummate the transactions to be consummated at the Closing solely as a result of a CombiMatrix Material Adverse Effect as set forth in Section 7.3 (provided, that at such time all of the conditions precedent to the obligations of CombiMatrix to a Closing set forth in Section 6 and Section 8 of this Agreement have been satisfied by Invitae or Merger Sub, are capable of being satisfied by Invitae or Merger Sub, or have been waived by CombiMatrix), then CombiMatrix shall reimburse Invitae for all Third Party Expenses incurred by Invitae, up to a maximum of $400,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Invitae submits to CombiMatrix true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to Invitae except for reasonably documented out-of-pocket expenses otherwise reimbursable by Invitae to such financial advisor pursuant to the terms of Invitae’s engagement letter or similar arrangement with such financial advisor.

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(e)       If either Party fails to pay when due any amount payable by such Party under Sections 9.3(b), 9.3(c) or 9.3(d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f)       The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Invitae or CombiMatrix be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.11, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Merger and the other Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 10.	MISCELLANEOUS PROVISIONS

10.1      Non-Survival of Representations and Warranties. The representations and warranties of CombiMatrix, Merger Sub and Invitae contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

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10.2      Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of CombiMatrix, Merger Sub and Invitae at any time (whether before or after the adoption and approval of the Merger Proposal by CombiMatrix’s stockholders); provided, however, that after any such adoption and approval of the Merger Proposal by the CombiMatrix stockholders, no amendment shall be made which by law requires further approval of the CombiMatrix stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of CombiMatrix, Merger Sub and Invitae.

10.3      Waiver.

(a)      No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)      No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4      Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5      Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

10.6      Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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10.7      Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8      Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile number set forth beneath the name of such Party below (or to such other address or facsimile number as such Party shall have specified in a written notice given to the other Parties):

if to Invitae or Merger Sub:

Invitae Corporation

1400 16th Street

San Francisco, California 94103

Attention: Chief Financial Officer

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, California 92130
Fax: (858) 509-4010

Attention: Mike Hird

if to CombiMatrix:

CombiMatrix Corporation
300 Goddard, Suite 100

Irvine, California 92618
Fax: 949.753.1504

Attention: Chief Financial Officer

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with a copy to:

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Email: pschweich@sycr.com

Attention: Parker Schweich

10.9     Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12    Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

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(b)        The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)        The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

INVITAE CORPORATION

By:	/s/ Lee Bendekgey
Name:	Lee Bendekgey
Title:	Chief Operating Officer

CORONADO MERGER SUB, INC.

By:	/s/ Lee Bendekgey
Name:	Lee Bendekgey
Title:	Chief Executive Officer

COMBIMATRIX CORPORATION

By:	/s/ Mark McDonough
Name:	Mark McDonough
Title:	President & Chief Executive Officer

Exhibits:

Exhibit A Certain Definitions

Exhibit B-1 Form of Transaction Bonus Payout Agreement (Executive Officers)

Exhibit B-2 Form of Transaction Bonus Payout Agreement (Directors)

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2006 Plan” shall have the meaning set forth in Section 2.3(c).

“ACA” shall have the meaning set forth in Section 2.13(p).

“Accounting Firm” shall have the meaning set forth in Section 1.6(e).

“Acquired Corporations” shall mean CombiMatrix and each of the CombiMatrix Subsidiaries, collectively.

“Acquisition Agreement” shall have the meaning set forth in Section 4.4(a).

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Invitae) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Invitae), whether written or oral, contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

●	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which CombiMatrix is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of CombiMatrix or any of its Subsidiaries; or (iii) in which CombiMatrix or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of CombiMatrix or any of its Subsidiaries;

●	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of CombiMatrix and its Subsidiaries, taken as a whole; or

●	any liquidation or dissolution of CombiMatrix.

A-1

“Affiliates” shall have the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 5.16.

“Anticipated Closing Date” shall have the meaning set forth in Section 1.6(a).

“BIS” shall have the meaning set forth in Section 2.11(o).

“Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

“CAP” shall have the meaning set forth in Section 2.11(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“CLIA” shall mean the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493, and all regulations promulgated thereunder.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“CMDX” shall have the meaning set forth in Section 5.4(a).

“CMDX 2005 Plan” shall have the meaning set forth in Section 5.4(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collaboration Partner” shall mean any Person that co-develops or co-markets (or has a license to develop, market or sell) any product, technology or service of CombiMatrix or any CombiMatrix Subsidiary.

“CombiMatrix” shall have the meaning set forth in the Preamble.

“CombiMatrix 401(k) Plan” shall have the meaning set forth in Section 5.5.

“CombiMatrix 409A Plan” shall have the meaning set forth in Section 2.13(f).

“CombiMatrix Affiliate” shall mean any Person that is (or at any relevant time was) under common control with CombiMatrix within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

A-2

“CombiMatrix Associate” shall mean any current or former employee, independent contractor, officer or director of CombiMatrix or any CombiMatrix Affiliate.

“CombiMatrix Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(c).

“CombiMatrix Board of Directors” shall mean the board of directors of CombiMatrix.

“CombiMatrix Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“CombiMatrix Capital Stock” shall mean the CombiMatrix Common Stock and the CombiMatrix Preferred Stock.

“CombiMatrix Certifications” shall have the meaning set forth in Section 2.4(a).

“CombiMatrix Common Stock” shall mean the Common Stock, $0.001 par value per share, of CombiMatrix.

“CombiMatrix Contract” shall mean any Contract: (a) to which CombiMatrix or any of its Subsidiaries is a Party; (b) by which CombiMatrix or any CombiMatrix Subsidiary or any CombiMatrix IP Rights or any other asset of CombiMatrix or any of its Subsidiaries is or may become bound or under which CombiMatrix or any CombiMatrix Subsidiary has, or may become subject to, any obligation; or (c) under which CombiMatrix or CombiMatrix Subsidiary has or may acquire any right or interest.

“CombiMatrix D&O Policies” shall have the meaning set forth in Section 2.15(b).

“CombiMatrix Disclosure Schedule” shall have the meaning set forth in Section 2.

“CombiMatrix Employee Plan” shall have the meaning set forth in Section 2.13(d).

“CombiMatrix IP Rights” shall mean all Intellectual Property owned, licensed or controlled by CombiMatrix or any of its Subsidiaries that is necessary or used in the business of CombiMatrix or any of its Subsidiaries as presently conducted or as presently proposed to be conducted.

“CombiMatrix IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any CombiMatrix IP Rights.

A-3

“CombiMatrix Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the CombiMatrix Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations or financial performance of CombiMatrix and its Subsidiaries taken as a whole; or (b) the ability of CombiMatrix to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a CombiMatrix Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or Filing by CombiMatrix relating to the CombiMatrix IP Rights; (ii) any change in the cash position of CombiMatrix which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which CombiMatrix and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on CombiMatrix and its Subsidiaries taken as a whole; (iv) any failure by CombiMatrix or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a CombiMatrix Material Adverse Effect and may be taken into account in determining whether a CombiMatrix Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, to the extent that any such event does not have a disproportionate impact on CombiMatrix and its Subsidiaries taken as a whole; (vii) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, to the extent that such changes do not have a disproportionate impact on CombiMatrix and its Subsidiaries taken as a whole; (viii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, to the extent that such changes do not have a disproportionate impact on CombiMatrix and its Subsidiaries taken as a whole, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; or (ix) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, to the extent that such changes do not have a disproportionate impact on CombiMatrix and its Subsidiaries taken as a whole.

“CombiMatrix Material Contract” shall have the meaning set forth in Section 2.9.

“CombiMatrix Options” shall mean options or other rights to purchase shares of CombiMatrix Common Stock issued or granted by CombiMatrix.

“CombiMatrix PIPE Warrants” shall mean the CombiMatrix warrants exercisable for shares of CombiMatrix Common Stock at current per share exercise prices of $16.50 and $32.51 that expire on August 13, 2020.

“CombiMatrix Preferred Stock” shall have the meaning set forth in Section 2.3(a).

“CombiMatrix Registered IP” shall mean all CombiMatrix IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

A-4

“CombiMatrix Regulatory Permits” shall have the meaning set forth in Section 2.11(c).

“CombiMatrix RSUs” shall mean the right to receive shares of CombiMatrix Common Stock upon settlement of such award issued or granted by CombiMatrix.

“CombiMatrix SEC Documents” shall have the meaning set forth in Section 2.4(a).

“CombiMatrix Series A Warrants” shall mean the CombiMatrix warrants exercisable for shares of CombiMatrix Common Stock (i) at a current per share exercise price of $29.55 that expire on October 1, 2018 and (ii) at a current per share exercise price of $30.90 that expire on April 1, 2018.

“CombiMatrix Series B Warrants” shall mean the CombiMatrix warrants exercisable for shares of CombiMatrix Common Stock at a current per share exercise price of $29.55 that expire on March 20, 2019.

“CombiMatrix Series C Warrants” shall mean the CombiMatrix warrants exercisable for shares of CombiMatrix Common Stock at a current per share exercise price of $29.55 that expire on May 6, 2019 and June 28, 2019.

“CombiMatrix Series D Warrants” shall mean the CombiMatrix warrants exercisable for shares of CombiMatrix Common Stock at a current per share exercise price of $46.80 that expire on December 19, 2018.

“CombiMatrix Series E Warrants” shall mean the CombiMatrix warrants exercisable for shares of CombiMatrix Common Stock at a current per share exercise price of $16.50 that expire on August 18, 2020.

“CombiMatrix Series F Preferences Certificate” shall have the meaning set forth in Section 2.3(f).

“CombiMatrix Series F Preferred Stock” shall mean the 8,000 shares of CombiMatrix convertible preferred stock, par value $0.001 per share, which have been designated as Series F pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock.

“CombiMatrix Series F Warrants” shall mean the CombiMatrix warrants exercisable for shares of CombiMatrix Common Stock at a current per share exercise price of $5.17 that expire on March 24, 2021.

“CombiMatrix Stock Certificate” shall have the meaning set forth in Section 1.7.

“CombiMatrix Stockholders’ Meeting” shall have the meaning set forth in Section 5.2(a).

“CombiMatrix Transaction Bonus Payout Agreements” shall mean each of (i) the Transaction Bonus Plan Agreements in the form substantially attached hereto as Exhibit B-1, entered into with each of the executive officers and the Vice President of Billing & Reimbursement of CombiMatrix concurrently with the execution of this Agreement, and (ii) the Transaction Bonus Plan Agreements in the form substantially attached hereto as Exhibit B-2, entered into with each of the outside directors of CombiMatrix concurrently with the execution of this Agreement.

A-5

“CombiMatrix Transaction Bonus Plan” shall mean the Transaction Bonus Plan of CombiMatrix which was adopted on December 2, 2015 which provides for certain bonus payments to be made, upon the consummation of a qualifying change of control transaction, to certain employees of CombiMatrix as determined from time to time by the compensation committee of the CombiMatrix Board of Directors.

A “CombiMatrix Triggering Event” shall be deemed to have occurred if: (i) the CombiMatrix Board of Directors shall have failed to recommend that CombiMatrix’s stockholders vote to adopt and approve the Merger Proposal or shall for any reason have withdrawn or shall have modified in a manner adverse to Invitae the CombiMatrix Board Recommendation; (ii) CombiMatrix shall have failed to include in the Proxy Statement/Prospectus the CombiMatrix Board Recommendation; (iii) the CombiMatrix Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal; (iv) CombiMatrix shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (v) CombiMatrix or any Representative of CombiMatrix shall have breached the provisions set forth in Section 4.4 of the Agreement.

“CombiMatrix Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of CombiMatrix and its consolidated Subsidiaries as of April 30, 2017, provided to Invitae prior to the date of this Agreement.

“CombiMatrix Warrant Repurchase” shall have the meaning set forth in Section 5.4(b).

“CombiMatrix Warrants” shall have the meaning set forth in Section 2.3(a).

“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement and Standstill Agreement made on May 6, 2016 by and between CombiMatrix and Invitae.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, the Warrant Exchange Offer, the CombiMatrix Warrant Repurchase, the termination of all outstanding CombiMatrix Options immediately prior to the Effective Time, and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

A-6

“Converted CombiMatrix Options” shall have the meaning set forth in Section 5.4(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“Data” shall mean all data, information, databases, data files and other collections of data, including patient data, case study data, expression level data and risk outcomes, as well as all documentation and media on which any of the foregoing is recorded.

“Data Security Requirements” shall mean, collectively, all of the following, to the extent relating to privacy or data security and applicable to CombiMatrix or any CombiMatrix Subsidiary or to the business of CombiMatrix or any CombiMatrix Subsidiary as presently conducted and as presently proposed to be conducted: (i) CombiMatrix’s own rules, policies, and procedures; (ii) all applicable Legal Requirements; (iii) industry standards applicable to the industry in which CombiMatrix or any CombiMatrix Subsidiary operates; and (iv) Contracts into which CombiMatrix or any CombiMatrix Subsidiary has entered or by which CombiMatrix or any CombiMatrix Subsidiary is otherwise bound.

“Determination Date” shall have the meaning set forth in Section 1.6(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dispute Notice” shall have the meaning set forth in Section 1.6(b).

“Effect” shall mean any effect, change, event, circumstance, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” or “Entities” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.8(a).

“Exchange Fund” shall have the meaning set forth in Section 1.8(a).

“Exchange Ratio” shall mean, subject to Section 1.5(f), the greater of X or Y, where:

X	=	The quotient obtained by dividing A by B where:

A	=	The Invitae Merger Shares; and

B	=	The CombiMatrix Outstanding Shares,

and where:

●	“Adjusted Aggregate Value” means the sum of (i) $27,000,000, plus or minus (ii) Net Cash (determined pursuant to Section 1.6).

●	“CombiMatrix Outstanding Shares” means the total number of shares of CombiMatrix Capital Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to CombiMatrix Common Stock basis and assuming, without limitation, (i) the settlement of all CombiMatrix RSUs, whether unvested or vested, as of immediately prior to the Effective Time, (ii) the cash exercise of all CombiMatrix Options outstanding as of immediately prior to the Effective Time (i.e., to the extent not terminated without the right to receive any consideration as contemplated for out-of-the-money CombiMatrix Options by Section 5.4(a)), (iii) the cash exercise of all CombiMatrix Series F Warrants outstanding as of the Effective Time (i.e., to the extent not exchanged in the Warrant Exchange Offer or exercised prior to consummation of the Warrant Exchange Offer), (iv) the conversion of all CombiMatrix Series F Preferred Stock outstanding as of the Effective Time and (v) the issuance of shares of CombiMatrix Common Stock in respect of all other options, warrants, convertible securities or rights to receive such shares, whether conditional or unconditional and including any options, warrants, convertible securities or rights triggered by or associated with the consummation of the Merger; provided that, notwithstanding the foregoing, the following shares of CombiMatrix Common Stock shall be excluded from such total: (x) shares of CombiMatrix Common Stock issuable upon exercise of the CombiMatrix Series D Warrants so long as the terms of the CombiMatrix Series D Warrants have not been modified following the date of this Agreement; (y) shares of CombiMatrix Common Stock issuable upon exercise of the CombiMatrix Series F Warrants that are exchanged in the Warrant Exchange Offer; and (z) Terminated CombiMatrix Options.

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●	“Invitae Merger Shares” mean a total number of shares of Invitae Common Stock equal to the quotient determined by dividing the Adjusted Aggregate Value by the Invitae Trailing Average Share Value.

●	“Invitae Trailing Average Share Value” means the average closing price for shares of Invitae Common Stock on the NYSE (or any other exchange which is then the primary exchange upon which shares of Invitae Common Stock are traded) for the immediately preceding period of thirty (30) trading days prior to the date of this Agreement.

As an example, if Net Cash is $0.00, the CombiMatrix Outstanding Shares amount is 3,750,000 and the Invitae Trailing Average Share Value is $9.00, then X would be determined as follows:

The Exchange Ratio would thus be 0.80 shares of Invitae Common Stock issuable per share of CombiMatrix Common Stock, subject to Y (below) being greater.

Y	=	The quotient obtained by dividing (x) the sum of (i) $8.25 minus (ii) the Adjustment Amount, by (y) the Invitae Trailing Average Share Value, where

●	“Adjustment Amount” means the quotient represented by C divided by D, where

C	=	The sum of the following:

(i)	the amount, if any, by which Net Cash (determined pursuant to Section 1.6, but not taking into account any gross proceeds from exercises of CombiMatrix Series F Warrants after the date of this Agreement) is below (x) negative $1,000,000.00 if the aggregate payouts in shares of Invitae Common Stock (calculated using the Invitae Trailing Average Share Value) pursuant to the CombiMatrix Transaction Bonus Plan Agreements will be greater than $2,000,000, and otherwise (y) $0.00, plus

(ii)	the product of $8.25 multiplied by the sum, if any, of (x) any shares of CombiMatrix Common Stock that are issued or that become issuable (including upon any conversion or exercise of any securities) after the date of this Agreement (other than pursuant to conversion or exercise of any securities outstanding as of the date of this Agreement) plus (y) the excess, if any, of (A) the total number of shares of CombiMatrix Common Stock actually outstanding as of the date of this Agreement over (B) the total number of shares of CombiMatrix Common Stock represented to be outstanding as of the date of this Agreement pursuant to Section 2.3, calculated in each instance on a fully diluted and as-converted/as-exercised to CombiMatrix Common Stock basis but excluding shares issuable upon the exercise of Terminated CombiMatrix Options or CombiMatrix Warrants subject to the CombiMatrix Warrant Repurchase; and

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D	=	The CombiMatrix Outstanding Shares.

As an example, if Net Cash (excluding CombiMatrix Series F Warrant proceeds) is negative $1,285,000 (and the aggregate payouts in shares of Invitae Common Stock (calculated using the Invitae Trailing Average Share Value) pursuant to the CombiMatrix Transaction Bonus Plan Agreements will be greater than $2,000,000), there are 20,000 shares of CombiMatrix Common Stock issued or that become issuable after the date of this Agreement (other than pursuant to conversion or exercise of any securities outstanding as of the date of this Agreement), the represented capitalization of CombiMatrix pursuant to Section 2.3 as of the date of this Agreement is accurate, the Invitae Trailing Average Share Value is $9.00 and D is 3,0000,000, then Y would be determined as follows:

The Exchange Ratio would thus be 0.90 shares of Invitae Common Stock issuable per share of CombiMatrix Common Stock, subject to X (above) being greater.

“FCPA” shall have the meaning set forth in Section 2.11(n).

“FDA” shall mean the United States Food and Drug Administration or any successor entity.

“Filing” shall mean any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Form S-4 Merger Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Invitae registering the public offering and sale of Invitae Common Stock to some or all holders of CombiMatrix Common Stock in the Merger, including all shares of Invitae Common Stock to be issued in exchange for all shares of CombiMatrix Capital Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Form S-4 Warrant Exchange Offer Registration Statement” shall have the meaning set forth in Section 5.1(b).

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“FSE List” shall have the meaning set forth in Section 2.11(o).

“GAAP” shall have the meaning set forth in Section 2.4(b).

“Government Official” shall mean any official, officer, employee, or representative of any Governmental Authority or instrumentality thereof, or for or on behalf of a public international organization within the meaning of the FCPA, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (including 510(k)s, pre-market approval applications approved by the FDA in accordance with 21 U.S.C. § 360(e) and 21 C.F.R. Part 814, Investigational Device Exemptions, Medicare, Medicaid and other provider numbers, state laboratory licenses, CLIA and DEA certifications and other permits, as well as corresponding foreign permits and licenses); or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) federal, state, commonwealth, province, territory, county, municipality, local, district, foreign or other jurisdiction of any nature; (b) federal, state, county, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NYSE).

“Grant Date” shall have the meaning set forth in Section 2.13(e).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Health Authority” shall mean the Governmental Authorities that administer Health Laws, including the FDA.

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“Health Law” shall mean any Legal Requirement applicable to the products, technology and services of CombiMatrix or any CombiMatrix Subsidiary, including any Legal Requirement the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology and similar products, technologies and services by regulating the research and development of these products, technologies and services, including Legal Requirements relating to good clinical practices, investigational use, record keeping and Filing of required reports. Without limiting the foregoing, Health Law includes (i) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), (iii) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder (the “Stark Law”), (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder (the “Anti-Kickback Statute”), (v) the Federal False Claim Act, 31 U.S.C. § 3729, and all regulations promulgated thereunder, (vi) the Occupational Safety and Health Act, and all regulations promulgated thereunder (“OSHA”), (vii) CLIA, (viii) applicable Legal Requirements of the U.S. Drug Enforcement Administration (“DEA”), (ix) state anti-kickback, fee-splitting and patient brokering Legal Requirements, (x) all applicable state Information Privacy and Security Laws and (xi) state Legal Requirements governing self-referral and the licensure and operation of clinical laboratories.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” shall mean all Legal Requirements concerning the privacy, protection, transfer or security of Personal Information, including any applicable Legal Requirement, and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder, including the following Legal Requirements and their implementing regulations or regulatory guidance, each as amended from time to time: HIPAA, guidance and regulations issued by the FDA regarding clinical trials or the de-identification of biological samples, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data and the related national implementing laws and regulations of the European Union Member States, any Legal Requirements pertaining to privacy or data security of health information, genetic information or biological samples, and any applicable Legal Requirements concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing).

“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

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“Invitae” shall have the meaning set forth in the Preamble.

“Invitae Board of Directors” shall mean the board of directors of Invitae.

“Invitae Certifications” shall have the meaning set forth in Section 3.3(a).

“Invitae Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Invitae.

“Invitae Disclosure Schedule” shall have the meaning set forth in Section 3.

“Invitae Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Invitae Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Invitae; or (b) the ability of Invitae to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Invitae Material Adverse Effect: (i) conditions generally affecting the industries in which Invitae participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Invitae; (ii) any failure by Invitae to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement or any change in the price or trading volume of Invitae Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute an Invitae Material Adverse Effect and may be taken into account in determining whether an Invitae Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, to the extent that any such event does not have a disproportionate impact on Invitae; (v) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, to the extent that such changes do not have a disproportionate impact on Invitae; (vi) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, to the extent that such changes do not have a disproportionate impact on Invitae, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, to the extent that such changes do not have a disproportionate impact on Invitae.

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“Invitae SEC Documents” shall have the meaning set forth in Section 3.4(a).

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean computers, storage media, databases, applications, websites, software, servers, workstations, routers, hubs, switches, circuits, networks, computer network equipment or systems, data communications lines, and all other information technology equipment including parts of any of the foregoing such as firmware, screens, terminals, disks, cabling, related infrastructure, and other peripheral and associated electronic equipment and services owned, controlled, used, or held for use by or on behalf of any Acquired Corporation.

“Key Employee” shall mean the Chief Executive Officer and the Chief Financial Officer of CombiMatrix as well as any employee who reports directly to either such officer.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter, after reasonable inquiry.

“LDTs” shall have the meaning set forth in Section 2.11(j).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a).

“Merger Proposal” shall have the meaning set forth in the recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

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“Minimum Warrant Exchange Participation” shall have the meaning set forth in Section 5.1(b).

“Multiemployer Plan” shall mean (A) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Multiple Employer Plan” shall mean (A) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“NASDAQ” shall mean The Nasdaq Stock Market.

“Net Cash” shall mean the sum of the following:

(a)	CombiMatrix’s current assets (i.e., cash and cash equivalents (inclusive of any cash resulting from exercises of CombiMatrix Options or CombiMatrix Series F Warrants), marketable securities, short-term investments, accounts receivable (but less allowance for doubtful accounts), deposits (to the extent refundable to CombiMatrix), supplies and prepaid expenses and other current assets (excluding deferred tax assets), in each case determined in a manner consistent with this Agreement or the manner, if applicable, in which such items were historically determined and in accordance with CombiMatrix’s Audited Financial Statements and Unaudited Interim Balance Sheet, minus

(b)	the sum of CombiMatrix’s accounts payable, accrued expenses and other current liabilities (other than accrued expenses listed below and deferred tax liabilities), capital lease obligations, secured promissory note payable and all other liabilities (including any amounts payable for the CombiMatrix Warrant Repurchase, any amounts payable in satisfaction of CombiMatrix’s obligations under Section 5.6(c), and any amounts that will become payable to participants pursuant to CombiMatrix’s Restated Executive Change of Control Severance Plan), in each case determined in a manner consistent with this Agreement to the extent applicable or the manner, if applicable, in which such items were historically determined and in accordance with CombiMatrix’s Audited Financial Statements and Unaudited Interim Balance Sheet, minus

(c)	the amount of $250,000, minus

(d)	without double counting if otherwise included above, any unpaid fees and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by CombiMatrix or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions or for which CombiMatrix or any of its Subsidiaries is otherwise liable, minus

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(e)	without double counting if otherwise included above, all amounts payable to any of CombiMatrix’s employees, officers, directors, consultants, advisors and representatives in connection with this Agreement and the Contemplated Transactions (including pursuant to the CombiMatrix Transaction Bonus Plan), regardless of whether any recipient agrees to accept any portion of any such payment in equity (such as RSUs for shares of Invitae Common Stock pursuant to a CombiMatrix Transaction Bonus Payout Agreement) or cash, minus

(f)	any fees and expenses payable by CombiMatrix pursuant to Section 1.6(e), plus or minus

(g)	the amount of any reimbursement owed to, or owed by, CombiMatrix pursuant to Section 9.3(a).

“Net Cash Calculation” shall have the meaning set forth in Section 1.6(a).

“Net Cash Schedule” shall have the meaning set forth in Section 1.6(a).

“NYSE” shall have the meaning set forth in Section 3.2(b).

“OFAC” shall have the meaning set forth in Section 2.11(o).

“Offer Documents” shall have the meaning set forth in Section 5.1(b).

“Open Source Software” shall mean any software that is licensed pursuant to: (i) any license or other Contract that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the Mozilla Public License, and the Artistic License; or (ii) any license or other Contract under which software or other materials are distributed or licensed as “free software,” “open source software,” “public source code,” “freeware,” “shareware” or any similar terms.

“Ordinary Course of Business” shall mean such actions taken in the ordinary course of a Party’s normal operations and consistent with its past practices, and with respect to CombiMatrix for periods following the date of this Agreement consistent with any operating plan of CombiMatrix delivered to Invitae.

“Oxford Consent” shall have the meaning set forth in Section 7.8.

“Party” or “Parties” shall mean CombiMatrix, Merger Sub and Invitae.

“Payment Programs” shall have the meaning set forth in Section 2.11(m).

“PCI DSS” shall mean the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Person” shall mean any individual, Entity or Governmental Body.

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“Personal Information” shall mean, collectively (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, health or genetic information, biological sample or any other piece of information that allows for the identification of that person or that person’s device, (ii) any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” or any similar or comparable term under any Legal Requirement, or (iii) any information that is covered by the PCI DSS.

“PII Consents” shall have the meaning set forth in Section 2.11(p).

“Pillsbury” shall have the meaning set forth in Section 5.1(a).

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Proxy Statement/Prospectus” shall mean the prospectus to be provided to CombiMatrix’s stockholders in connection with the CombiMatrix Stockholders’ Meeting and the shares of Invitae Common Stock to be issued in the Merger.

“Registration Statements” shall mean the Form S-4 Merger Registration Statement and the Form S-4 Warrant Exchange Offer Registration Statement.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required CombiMatrix Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Response Date” shall have the meaning set forth in Section 1.6(b).

“Restricted Parties” shall have the meaning set forth in Section 2.11(o).

“RSU” shall mean restricted stock unit.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SDN List” shall have the meaning set forth in Section 2.11(o).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Risk Assessments” shall have the meaning set forth in Section 2.11(t).

“SSI List” shall have the meaning set forth in Section 2.11(o).

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“Stockholder” shall mean a stockholder of CombiMatrix, and “Stockholders” shall mean all stockholders of CombiMatrix.

“Stradling” shall have the meaning set forth in Section 5.1(a).

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of CombiMatrix representing more than fifty percent (50%) of the voting power of the outstanding securities of CombiMatrix or owning or exclusively licensing tangible or intangible assets representing more than fifty percent (50%) of the fair market value of the income-generating assets of CombiMatrix and its Subsidiaries, taken as a whole; however, notwithstanding the foregoing, “Subsequent Transaction” shall not include any equity or debt financing entered into by CombiMatrix for bona fide capital raising purposes.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean a bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) CombiMatrix’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of CombiMatrix’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of CombiMatrix and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that (in each case of the foregoing clauses (i) and (ii)): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement (including Section 4.4); and (b) is on terms and conditions that the CombiMatrix Board of Directors determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that it deems relevant following consultation with its outside legal counsel and financial advisor, if any: (x) is reasonably likely to be more favorable, from a financial point of view, to CombiMatrix’s stockholders than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained, or if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

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“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminated CombiMatrix Options” shall have the meaning set forth in Section 5.4(a).

“Termination Fee” shall have the meaning set forth in Section 9.3(b).

“Third Party Expenses” shall have the meaning set forth in Section 9.3(c).

“Trade Control Laws” shall have the meaning set forth in Section 2.11(o).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Warrant Exchange Offer” shall have the meaning set forth in Section 5.1(b).

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EXHIBIT B-1

TRANSACTION BONUS PAYOUT AGREEMENT

[Executives]

This TRANSACTION BONUS PAYOUT AGREEMENT (this “Agreement”) is entered into as of July 31, 2017 by and among Invitae Corporation, a Delaware corporation (“Invitae”), CombiMatrix Corporation, a Delaware corporation (“CombiMatrix”), and [●] (the “Recipient”). For purposes of this Agreement, the “Invitae Group” refers to Invitae, CombiMatrix and their respective affiliates.

WHEREAS, on December 2, 2015, CombiMatrix adopted the CombiMatrix Transaction Bonus Plan (the “Transaction Bonus Plan”) pursuant to which certain employees of CombiMatrix may receive transaction bonuses on a Qualifying Transaction (as defined in the Transaction Bonus Plan);

WHEREAS, the merger (the “Merger”) of Coronado Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into CombiMatrix, with CombiMatrix continuing as the surviving corporation, pursuant to that Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Invitae, CombiMatrix and Merger Sub, shall constitute a Qualifying Transaction under the Transaction Bonus Plan;

WHEREAS, one or more Recipients concurrently herewith have entered into Independent Contractor Agreements with Invitae to become effective as of the Closing Date (each an “Independent Contractor Agreement”); and

WHEREAS, Invitae and CombiMatrix desire to set forth herein the terms and conditions pursuant to which the Recipient’s right to be paid a transaction bonus as defined in the Transaction Bonus Plan (the “Transaction Bonus”) shall be settled in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and premises described in this Agreement and other valuable consideration, the sufficiency of which the parties hereby acknowledge, the parties, intending to be legally bound, agree as follows:

1.	Effective Date. This Agreement is effective as of the date on which the closing of the Merger occurs (such date, the “Closing Date”). In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically be deemed null and void and of no further force and effect.

2.	Transaction Bonus. Subject to the terms and conditions of this Agreement and the Transaction Bonus Plan as modified herein, Invitae shall grant the Recipient restricted stock units (“RSUs”) with respect to shares of Invitae Common Stock (as defined in the Merger Agreement) on the Closing Date (or as soon as practicable thereafter). The number of shares of Invitae Common Stock subject to such RSUs shall be equal to the dollar amount of the transaction bonus awarded to the Recipient under the Transaction Bonus Plan divided by the Invitae Trailing Average Share Value (as defined in the Merger Agreement). Such RSUs shall (a) be evidenced by, and subject to the terms of, an RSU award agreement in the form attached hereto as Exhibit A (the “RSU Award Agreement”); (b) be settled in shares of Invitae Common Stock; and (c) vest upon the Closing Date and be settled in three equal monthly installments following the Closing Date in accordance with Section 5(j) of this Agreement, subject to acceleration of settlement upon a Change in Control (as defined in Invitae’s 2015 Stock Incentive Plan); provided, however, that if the Recipient has an Independent Contractor Agreement in effect as of the Closing Date, then the shares shall vest as follows:

(i) On the Closing Date (or as soon thereafter as practical, subject to Section 5(j) of this Agreement), RSUs represented by (x) the dollar amount of the transaction bonus awarded to Recipient under the Transaction Bonus Plan minus $[817,834-Mark/$40,000-Scott], divided by (y) the Invitae Trailing Average Share Value shall vest and be settled; and

(ii) On the eight-month anniversary of the Closing Date, RSUs represented by $[817,834-Mark/$40,000-Scott] divided by the Invitae Trailing Average Share Value shall vest and be settled so long as the Recipient has rendered services as required by the Independent Contractor Agreement through the eight-month anniversary of the Closing Date except that, in the event of a Change in Control (as defined in Invitae’s 2015 Stock Incentive Plan) or a termination pursuant to Section 9(a), 9(c) or 9(e) of the Independent Contractor Agreement, all unvested RSUs shall vest immediately and shall be settled within five days of the consummation of the Change in Control or termination of the Independent Contractor Agreement, as applicable.

The grant of RSUs in accordance with this Agreement shall constitute payment of the Transaction Bonus in full settlement of all of the Recipient’s rights under the Transaction Bonus Plan, without regard to whether the Recipient ultimately earns or forfeits all or any portion of the RSUs subject to the grant. To the extent the shares of Invitae Common Stock underlying the RSUs are not covered by a registration statement that is effective before the Closing Date under the Securities Act of 1933, as amended (the “Act”), and if the Recipient has an Independent Contractor Agreement in effect as of the Closing Date, Invitae will use commercially reasonable efforts to file a registration statement on Form S-8 with the Securities and Exchange Commission for such shares within fifteen days after the Closing Date, and if the Recipient does not have an Independent Contractor Agreement in effect as of the Closing Date and Form S-8 is not otherwise available for such registration, Invitae will use commercially reasonable efforts to register the shares for resale as soon as reasonably practicable on a registration statement on Form S-3 or another appropriate form in accordance with the Act.

3.	Conditions to Receipt of Transaction Bonus. The Recipient’s right to receive RSUs is conditioned on the Recipient’s execution of this Agreement and the Recipient’s continued employment with CombiMatrix until immediately prior to the Closing Date.

4.	Tax Withholding. Notwithstanding any provision herein to the contrary, prior to settlement of any RSUs the Recipient shall pay, or make arrangements satisfactory to Invitae to satisfy, all associated tax withholding and payment obligations in accordance with the terms of the RSU Award Agreement.

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5.	Miscellaneous.

(a)	Entire Agreement; Amendment. This Agreement and the Transaction Bonus Plan embody the entire agreement and understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between the parties with respect to such subject matter (whether or not written). In the event of a conflict between the provisions of this Agreement and the Transaction Bonus Plan, the provisions of this Agreement shall control and the Transaction Bonus Plan shall be deemed amended with the consent of the Recipient accordingly. This Agreement may be amended or modified only by written agreement signed by the parties.

(b)	No Contract for Continuing Services. This Agreement shall not be construed as creating any contract for continued services between the Invitae Group and the Recipient and nothing herein contained shall give the Recipient the right to be retained as an employee, consultant or director of the Invitae Group.

(c)	No Transfers. The Recipient’s rights in the Transaction Bonus may not be assigned or transferred other than to the Recipient’s heirs by reason of the Recipient’s death.

(d)	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction.

(e)	Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(g)	Successors; Assignability. This Agreement shall inure to the benefit of and be binding upon the parties, their respective successors, executors, administrators, heirs and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Recipient may not assign, delegate or otherwise transfer any of the Recipient’s rights or obligations under this Agreement. Invitae or CombiMatrix may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without the prior written consent signed by the Recipient.

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(h)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i)	Section 280G. In the event that the payments and other benefits provided for in this Agreement or otherwise payable to the Recipient (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then the Recipient’s payments and benefits under this Agreement or otherwise payable to the Recipient outside of this Agreement shall be either delivered in full (without CombiMatrix or Invitae paying any portion of such excise tax or any other additional amount), or delivered as to 2.99 times of the Recipient’s base amount (within the meaning of Section 280G of the Code) so as to result in no portion of such payments and benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and such excise tax, results in the receipt by the Recipient on an after-tax basis of the greatest amount of payments and benefits.

(j)	Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption therefrom and shall be interpreted, construed and administered in accordance with Section 409A or such exemption. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall be subject to such additional rules and requirements in order to comply with Section 409A and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A. All vested payments shall be paid or settled by March 15 of the subsequent year and provided further that the Recipient shall have no discretion to designate the timing of such payments or settlements for purposes of Treasury Regulation Section 1.409A-3(b). The Invitae Group makes no representation or warranty and shall have no liability to the Recipient or any other person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A that are subject to the 20% tax under Section 409A.

(k)	Cooperation. The parties shall cooperate reasonably with each other, at the request of any party, to modify the arrangements contemplated by this Agreement so long as any such modified arrangements do not leave any party in a worse position (in such party’s sole discretion).

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMBIMATRIX CORPORATION

By
Name:
Title:

INVITAE CORPORATION

By
Name:
Title:

RECIPIENT

Name:

Attachment: Exhibit A – Form of RSU Award Agreement

[Signature Page to Executive Officer Transaction Bonus Payout Agreement]

EXHIBIT A

INVITAE CORPORATION

Notice Of Restricted Stock Unit Award

You have been granted the following Restricted Stock Units representing shares of common stock (“Shares”) of Invitae Corporation (the “Company”).

Name of Recipient:	[NAME]

Total Number of Restricted Stock Units Granted:	[SHARES GRANTED]

Grant Date:	[EFFECTIVE DATE]

Vesting Commencement Date:	[EFFECTIVE DATE]

Vesting Schedule:	Vesting of this award (this “Award”) shall occur pursuant to the vesting schedule set forth in Section 2 of that certain Transaction Bonus Payout Agreement dated [_____________], 2017, entered into between the Company and the Recipient (the “Transaction Bonus Payout Agreement”), a copy of which is attached hereto.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Restricted Stock Unit Award is granted under and governed by the term and conditions of the attached Restricted Stock Unit Agreement (the “Agreement”) and Transaction Bonus Payout Agreement which are made a part of this document.

By signing this document you further agree that the Company may deliver by e-mail all documents relating to this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

Recipient ____________________________________ Name:	INVITAE CORPORATION By: _________________________________ Name: ______________________________ Title: ______________________________

Invitae Corporation

Notice of Restricted Stock Unit award

INVITAE CORPORATION

Restricted Stock Unit Agreement

Payment for Restricted Stock Units	No cash payment is required for the Restricted Stock Units you receive. You are receiving the Restricted Stock Units pursuant to the Transaction Bonus Payout Agreement in consideration for services rendered by you.

Vesting	The Restricted Stock Units that you are receiving may vest in one or more installments as shown in the Notice of Restricted Stock Unit Award and the Transaction Bonus Payout Agreement referenced therein.

Nature of Restricted Stock Units	Your Restricted Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of Restricted Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Restricted Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Restricted Stock Units are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued.

Restricted Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Restricted Stock Units. For instance, you may not use your Restricted Stock Units as security for a loan. If you attempt to do any of these things, your Restricted Stock Units will immediately become invalid.

Settlement of Restricted Stock Units	Each of your vested Restricted Stock Units will be settled as provided in the Transaction Bonus Payout Agreement; provided, however, that if a settlement date does not fall on a permissible trading day for the Shares, settlement shall be deferred to the first permissible trading day for the Shares, but in no event later than December 31 of the calendar year in which the Restricted Stock Units are no longer subject to a substantial risk of forfeiture for purposes of Section 409A (as defined below).

Invitae Corporation

Restricted Stock Unit award

For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements: (a) the exchange on which the Shares are traded is open for trading on that day; (b) you are permitted to sell Shares on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (c) either (i) you are not in possession of material non-public information that would make it illegal for you to sell Shares on that day under Rule 10b-5 under the Exchange Act or (ii) Rule 10b5-1 under the Exchange Act would apply to the sale; (d) you are permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and (e) you are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.

At the time of settlement, you will receive one Share for each vested Restricted Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to this Agreement, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated.

In addition, Shares shall not be issued under this Agreement unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to you or other persons as to (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under this Agreement, and (b) any tax consequences expected, but not realized, by you or other person due to the receipt, vesting or settlement of this Award.

Withholding Taxes and Stock Withholding	Regardless of any action the Company and/or the subsidiary or affiliate employing you or for which you are providing consulting services to takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or its subsidiary or affiliate (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) does not commit to structure the terms of this Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

Invitae Corporation

Restricted Stock Unit award

Prior to the settlement of your Restricted Stock Units, you shall pay or make adequate arrangements satisfactory to the Company and/or the subsidiary or affiliate to satisfy all withholding and payment on account obligations of the Company and/or the subsidiary or affiliate. In this regard, if such withholding is legally required, you authorize the Company and/or the subsidiary or affiliate to withhold any applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the subsidiary or affiliate. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your Restricted Stock Units are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The fair market value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you shall pay to the Company or the subsidiary or affiliate any amount of Tax-Related Items that the Company or the subsidiary or affiliate may be required to withhold as a result of your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares shall be forfeited if you do not comply with such obligations on or before December 31 of the calendar year in which the applicable settlement date for the Restricted Stock Units occurs.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or any subsidiary or affiliate of the Company to provide services in any capacity. The Company and its subsidiaries and affiliates reserve the right to terminate your employment or service at any time, with or without cause.

Invitae Corporation

Restricted Stock Unit award

Adjustments; Merger and Reorganization

The number of Restricted Stock Units covered by this Award shall be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares. The restrictions described above will apply to all new, substitute or additional Restricted Stock Units or securities to which you are entitled by reason of this Award.

In the event that the Company is a party to a merger or other reorganization, this Award shall, subject to the terms of the Transaction Bonus Payout Agreement, be subject to the agreement of merger or reorganization.

Successors and Assigns

Except as otherwise provided in this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Section 409A of the Code

To the extent this Agreement is subject to and not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”), this Agreement is intended to comply with Section 409A, and its provisions shall be interpreted in a manner consistent with such intent.  You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.

Applicable Law and Choice of Venue	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Invitae Corporation

Restricted Stock Unit award

Miscellaneous

You understand and acknowledge that (i) the grant of your Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (ii) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to the awards, and the vesting schedule, will be at the sole discretion of the Company.

The attached Notice, this Agreement and the Transaction Bonus Payout Agreement constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement, signed by you and the Company.

Except as otherwise provided in the Transaction Bonus Payout Agreement, the value of this Award shall be an extraordinary item of compensation outside the scope of your employment or consulting contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You hereby authorize the Company or any subsidiary or affiliate to disclose among and between themselves any information regarding your employment or consulting services and the nature and amount of your compensation, as the Company deems necessary or appropriate.

You consent to the collection, use and transfer of your personal data as described in this subsection. You understand and acknowledge that the Company and the Company’s other Subsidiaries and affiliates hold certain personal information regarding you, including (without limitation) your name, home address, telephone number, date of birth, social insurance number of other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its affiliates will transfer Data among themselves as necessary and that the Company and/or any subsidiary may each further transfer Data to any third party assisting the Company. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, including a transfer to any broker or other third party with whom you elect to deposit Shares of such Data. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

By signing the ATTACHED NOTICE, you agree to all of the terms and conditions described above.

Invitae Corporation

Restricted Stock Unit award

EXHIBIT B-2

TRANSACTION BONUS PAYOUT AGREEMENT

[Outside Directors]

This TRANSACTION BONUS PAYOUT AGREEMENT (this “Agreement”) is entered into as of July 31, 2017 by and among Invitae Corporation, a Delaware corporation (“Invitae”), CombiMatrix Corporation, a Delaware corporation (“CombiMatrix”), and [●] (the “Recipient”). For purposes of this Agreement, the “Invitae Group” refers to Invitae, CombiMatrix and their respective affiliates.

WHEREAS, on December 2, 2015, CombiMatrix adopted the CombiMatrix Transaction Bonus Plan (the “Transaction Bonus Plan”) pursuant to which certain employees of CombiMatrix may receive transaction bonuses on a Qualifying Transaction (as defined in the Transaction Bonus Plan); and

WHEREAS, the merger (the “Merger”) of Coronado Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into CombiMatrix, with CombiMatrix continuing as the surviving corporation, pursuant to that Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Invitae, CombiMatrix and Merger Sub, shall constitute a Qualifying Transaction under the Transaction Bonus Plan; and

WHEREAS, Invitae and CombiMatrix desire to set forth herein the terms and conditions pursuant to which the Recipient’s right to be paid a transaction bonus as defined in the Transaction Bonus Plan (the “Transaction Bonus”) shall be settled in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and premises described in this Agreement and other valuable consideration, the sufficiency of which the parties hereby acknowledge, the parties, intending to be legally bound, agree as follows:

1.	Effective Date. This Agreement is effective as of the date on which the closing of the Merger occurs (such date, the “Closing Date”). In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically be deemed null and void and of no further force and effect.

2.	Transaction Bonus. Subject to the terms and conditions of this Agreement and the Transaction Bonus Plan, Invitae shall grant the Recipient unrestricted shares of Invitae Common Stock (as defined in the Merger Agreement) on the Closing Date (or as soon as practicable thereafter). The number of shares of Invitae Common Stock shall be equal to the dollar amount of the transaction bonus awarded to the Recipient under the Transaction Bonus Plan divided by the Invitae Trailing Average Share Value (as defined in the Merger Agreement). The grant of the unrestricted shares of Invitae Common Stock in accordance with this Agreement shall constitute payment of the Transaction Bonus in full settlement of all of the Recipient’s rights under the Transaction Bonus Plan. To the extent such shares of Invitae Common Stock are not covered by a registration statement that is effective before the Closing Date under the Securities Act of 1933, as amended (the “Act”), Invitae will use commercially reasonable efforts to register the shares for resale as soon as reasonably practicable on a registration statement on Form S-3 or another appropriate form in accordance with the Act.

3.	Conditions to Receipt of Transaction Bonus. The Recipient’s right to receive the Transaction Bonus is conditioned on the Recipient’s execution of this Agreement and the Recipient’s continued service with CombiMatrix until immediately prior to the Closing Date.

4.	[RESERVED]

5.	Miscellaneous.

(a)	Entire Agreement; Amendment. This Agreement and the Transaction Bonus Plan embody the entire agreement and understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between the parties with respect to such subject matter (whether or not written). In the event of a conflict between the provisions of this Agreement and the Transaction Bonus Plan, the provisions of this Agreement shall control and the Transaction Bonus Plan shall be deemed amended with the consent of the Recipient accordingly. This Agreement may be amended or modified only by written agreement signed by the parties.

(b)	No Contract for Continuing Services. This Agreement shall not be construed as creating any contract for continued services between the Invitae Group and the Recipient and nothing herein contained shall give the Recipient the right to be retained as an employee, consultant or director of the Invitae Group.

(c)	No Transfers. The Recipient’s rights in the Transaction Bonus may not be assigned or transferred other than to the Recipient’s heirs by reason of the Recipient’s death.

(d)	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction.

(e)	Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

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(g)	Successors; Assignability. This Agreement shall inure to the benefit of and be binding upon the parties, their respective successors, executors, administrators, heirs and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Recipient may not assign, delegate or otherwise transfer any of the Recipient’s rights or obligations under this Agreement. Invitae or CombiMatrix may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without the prior written consent signed by the Recipient.

(h)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i)	Section 409A. This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom and shall be interpreted, construed and administered in accordance with Section 409A or such exemption. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall be subject to such additional rules and requirements in order to comply with Section 409A and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A. The Invitae Group makes no representation or warranty and shall have no liability to the Recipient or any other person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A that are subject to the 20% tax under Section 409A.

(j)	Cooperation. The parties shall cooperate reasonably with each other, at the request of any party, to modify the arrangements contemplated by this Agreement so long as any such modified arrangements do not leave any party in a worse position (in such party’s sole discretion).

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMBIMATRIX CORPORATION

By
Name:
Title:

INVITAE CORPORATION

By
Name:
Title:

RECIPIENT

Name:

[Signature Page to Director Transaction Bonus Payout Agreement]